UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TEREX CORPORATION
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TEREX CORPORATION
200 Nyala Farm Road, Westport, Connecticut 06880
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2015

The Annual Meeting of Stockholders of Terex Corporation (“Terex” or the “Company”) will be held at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, on Friday, May 15, 2015, at 10:00 a.m., local time. You may also attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/terex2015 where you will be able to vote electronically and submit questions during the meeting. At the Annual Meeting, the following items of business will be considered:

1.	To elect ten (10) directors of the Company to hold office for one year or until their successors are duly elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2015.

3.	To approve the compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. The Board of Directors of the Company has fixed the close of business on March 20, 2015 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.
The United States Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to utilize these rules and believe that they enable us to provide our stockholders with the information that they need while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.
On or about April 1, 2015, we will be mailing our Notice of Internet Availability of Proxy Materials to most of our stockholders, which contains instructions for our stockholders’ use of this process, including how to access our 2015 Proxy Statement and 2014 Annual Report and how to vote online. If you received only a Notice of Internet Availability of Proxy Materials this year, the Notice contains instructions on how you may receive a paper copy of the Proxy Statement and Annual Report.
EVERY STOCKHOLDER’S VOTE IS IMPORTANT. While all stockholders are invited to attend the Annual Meeting (in person or virtually via the Internet), we urge you to vote whether or not you will be present at the Annual Meeting. You may vote by telephone or via the Internet. If you received a paper copy of the proxy card by mail, you may complete, date and sign the proxy card and return it in the envelope provided. No postage is required if the proxy card is mailed in the United States. You may withdraw your proxy or change your vote at any time before your proxy is voted, either by voting in person at the Annual Meeting, by proxy, by telephone or via the Internet. Please vote promptly in order to avoid the additional expense of further solicitation.

By order of the Board of Directors,
Eric I Cohen Secretary
April 1, 2015
Westport, Connecticut

TEREX CORPORATION
200 Nyala Farm Road
Westport, Connecticut 06880

Proxy Statement for the
Annual Meeting of Stockholders
to be held on May 15, 2015

This Proxy Statement is furnished to stockholders of Terex Corporation (“Terex” or the “Company”) in connection with the solicitation of proxies by and on behalf of the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, on May 15, 2015, at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, virtually via the Internet at www.virtualshareholdermeeting.com/terex2015 and at any adjournments or postponements thereof (collectively, the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”).

The Company will also be holding a stockholder forum on compensation matters (the “Compensation Forum”), immediately before the Meeting at 9:30 a.m., local time, on May 15, 2015, at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut and virtually via the Internet at www.virtualshareholdermeeting.com/terex2015, in which stockholders will be given the opportunity to ask questions of the Company’s Compensation Committee chairperson and provide feedback on the Company’s executive compensation program. In addition, between April 1, 2015 and May 14, 2015, stockholders will be able to go to www.theinvestornetwork.com/forum/tex and post questions that they would like to have answered at the Compensation Forum.

As of March 20, 2015, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 106,035,532 shares of common stock, $.01 par value per share (“Common Stock”).

Under rules and regulations of the United States Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner of our Common Stock, we are furnishing proxy materials, which include our Proxy Statement and Annual Report, to our stockholders over the Internet and providing a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) by mail to all of our stockholders, other than to stockholders who previously elected to receive a printed copy of the proxy materials. Those stockholders that previously elected to receive printed proxy materials will each receive such materials by mail. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will instruct you how you may access and review all of the important information contained in the proxy materials over the Internet. The Internet Notice also instructs you how you may submit your proxy via telephone or the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

We are mailing the Internet Notice to our stockholders on or about April 1, 2015.

Each share of Common Stock is entitled to one vote per share for each matter to be voted on at the Meeting. Nominees for the Board will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Meeting. Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote.

A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. With respect to all matters to be voted upon at the Meeting, abstentions will have the effect of a negative vote and broker non-votes will not be considered as votes cast and thus will have no effect on the outcome of the vote.

Proxy solicitations by the Board will be made by mail, by phone, via the Internet or by personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of the Notice of Internet Availability of Proxy Materials, (b) the printing and mailing of this Proxy Statement and accompanying material, (c) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company’s stock, and (d) supplementary solicitations to submit proxies, if any, will be borne by the Company.

How To Vote

In order that your shares of Common Stock may be represented at the Meeting, you are requested to vote your proxy using one of the following methods:

Via the Internet – You can vote your shares via the Internet as instructed in the proxy card or in the Internet Notice. The Internet procedures are designed to authenticate your identity to allow you to vote your shares and confirm that your instructions have been properly recorded.

By Telephone – The Internet Notice includes a toll-free number you can call to request printed copies of proxy materials and instructions on how to vote by telephone. The printed proxy materials include a different toll-free number you may call for voting.

By Mail – Stockholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanies the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the Meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Internet Notice received from your broker or other agent, and then completing, signing and dating the voting instruction card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

Brokers may not vote your shares on the election of directors or regarding the compensation of the Company’s named executive officers in the absence of your specific instructions as to how to vote. The Company encourages you to provide instructions to your broker regarding the voting of your shares.

If you vote via the Internet, by telephone or by mailing a proxy card, we will vote your shares as you direct. For each item being submitted for stockholder vote, you may vote “for” or “against” the proposal or you may abstain from voting.

If you submit a proxy via the Internet, by telephone or by mailing a proxy card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board as stated in this Proxy Statement and in the Internet Notice, specifically in favor of our nominees for directors, in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and in favor of the compensation of our named executive officers. If any other matters are properly presented at the Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Internet Notice, we know of no other matters to be presented at the Meeting.

Revocation of Proxies – Any stockholder giving a proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior proxy). Any stockholder also has the right to revoke the proxy at any time by executing a later-dated proxy, by telephone, via the Internet or by written revocation received by the Secretary of the Company prior to the time the proxy is voted. All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received at or prior to the Meeting, will be voted at the Meeting.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, ten directors of the Company are to be elected to hold office until the Company’s next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Each director shall be elected by a majority of the votes of shares of Common Stock represented at the Meeting in person or by proxy cast with respect to such director. Unless marked to the contrary, the proxies received by the Company will be voted FOR the election of the ten nominees listed below, all of whom are presently members of the Board.

Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

In the event of an uncontested election, as is the case this year, any nominee for director who is a current director and receives less than a majority of the votes cast in person or by proxy at the Meeting shall offer to resign from the Board. While the Board does not believe that in each such case a director should necessarily leave the Board, this presents an opportunity for the Board, through its Governance and Nominating Committee, to consider the resignation offer.

The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 24, 2015, such nominee’s name, business experience for at least the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see “Security Ownership of Certain Beneficial Owners and Management.”

The Governance and Nominating Committee of the Board has nominated each of the following individuals based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Board, the nominees’ personal integrity, independence, diversity, experience, sound judgment and willingness to devote necessary time and attention to properly discharge the duties of director, and the ability of the nominees to make positive contributions to the leadership and governance of the Company.

The Board recommends that the stockholders vote FOR the following nominees for director.

Name	Age	Positions and Offices with Company	First Year As Company Director
Ronald M. DeFeo	63	Chairman of the Board, Chief Executive Officer and Director	1993
G. Chris Andersen	76	Director	1992
Paula H. J. Cholmondeley	67	Director	2004
Donald DeFosset	66	Director	1999
Thomas J. Hansen	66	Director	2008
Raimund Klinkner	50	Director	2012
David A. Sachs	55	Lead Director	1992
Oren G. Shaffer	72	Director	2007
David C. Wang	70	Director	2008
Scott W. Wine	48	Director	2011

Ronald M. DeFeo

Business Experience:    Ronald M. DeFeo joined the Company on May 1, 1992, was appointed President and Chief Operating Officer of the Company on October 4, 1993, Chief Executive Officer (“CEO”) of the Company on March 24, 1995 and Chairman of the Board on March 4, 1998. Mr. DeFeo relinquished the titles of President and Chief Operating Officer of the Company on January 3, 2007. Pursuant to an Amended and Restated Employment and Compensation Agreement between Mr. DeFeo and the Company, dated as of August 9, 2012 (the “DeFeo Agreement”), Mr. DeFeo is to remain CEO of the Company through December 31, 2015 and the Company will use its best efforts, consistent with generally accepted best corporate governance standards, to have Mr. DeFeo elected Chairman of the Board during this time. Prior to joining the Company, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division, and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations. Mr. DeFeo serves as a director of Kennametal Inc. (a supplier of the Company).

Qualifications:    Mr. DeFeo has 23 years of management and operating experience with the Company. Mr. DeFeo is well regarded in the equipment manufacturing industry. He has been named to the Association of Equipment Manufacturers (“AEM”) Hall of Fame and has served as the Chairman of AEM. Based on his current role as CEO of the Company and his history with the Company and the industry, Mr. DeFeo provides the Board with skillful leadership, in-depth industry knowledge, insight into the Company’s global operations and a thorough understanding of the Company’s products and markets and the Company's dealings with its customers.

G. Chris Andersen

Business Experience:    G. Chris Andersen has been an investment banker since the 1970s and is currently a partner of G. C. Andersen Partners, LLC, a private investment banking and advisory firm. Mr. Andersen also serves as a director of XPO Logistics, Inc. Previously, Mr. Andersen served as the non-executive Chairman of the Board of Directors of Millennium Cell Inc. from 1999 through 2008. Mr. Andersen also previously served on the boards of United Waste Systems Inc., United Artists Theater Company, Inc. and Sunshine Mining and Refining Company.

Qualifications:    Mr. Andersen has an extensive knowledge of global capital markets, mergers and acquisitions transactions and investment community concerns. Mr. Andersen has been a member of the Board since 1992 and accordingly has an extensive knowledge of the Company. As a result, Mr. Andersen provides vital insight to the Board on many issues, including capital markets, mergers and acquisitions transactions and historical perspective of the Company.

Paula H. J. Cholmondeley

Business Experience:    Paula H. J. Cholmondeley was a private consultant on strategic planning from 2004 through 2009. Ms. Cholmondeley served as Vice President and General Manager of Sappi Fine Paper, North America from 2000 through 2004, where she was responsible for their Specialty Products division. Ms. Cholmondeley held senior positions with various other companies from 1980 through 1998, including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former certified public accountant, is an alumnus of Howard University and received a Masters Degree in Accounting from the University of Pennsylvania, Wharton School of Finance. Ms. Cholmondeley is also a director of Dentsply International Inc. and is an independent trustee of Nationwide Mutual Funds. Previously, Ms. Cholmondeley served as a director of Ultralife Corporation from 2004 through 2010, Albany International Corp. from 2005 to 2013 and Minerals Technologies Inc. from 2005 to 2014.

Qualifications:    Ms. Cholmondeley has significant financial and operations experience with several international manufacturing companies, held executive positions where she was responsible for operating manufacturing based businesses, leading strategic planning and involved in preparing financial statements as the chief financial officer of a large insurance company. She also has been heavily involved in technology development, as well as building, growing and selling manufacturing operations. Ms. Cholmondeley also currently serves as a part-time faculty member for the National Association of Corporate Directors. As a result of these professional and other experiences, and as Ms. Cholmondeley is an African American female raised in the Caribbean, she brings diverse perspectives and experiences, which provides the Board with greater insight into the Company’s financial, operational and governance matters.

Donald DeFosset

Business Experience:    Donald DeFosset retired in 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset served since November 2000 as President and CEO, and since March 2002 as Chairman, of Walter Industries. Previously, he was Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc. (“Dura”), a global supplier of engineered systems, from October 1999 through June 2000. Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999. Mr. DeFosset also serves as a director of National Retail Properties Inc., Regions Financial Corporation and ITT Corporation. Previously, Mr. DeFosset served as a director of James Hardie Industries N.V. from 2006 through 2008 and Enpro Industries, Inc. from 2008 through 2011.

Qualifications:    Mr. DeFosset has considerable experience as a chief executive of a large diversified industrial company and as a senior executive of an international machinery manufacturer. Mr. DeFosset has been a member of the Board since 1999 and accordingly has an extensive knowledge of the Company. As a result, Mr. DeFosset provides the Board with key knowledge and insights into the Company’s manufacturing, operational and financial matters.

Thomas J. Hansen

Business Experience:    Thomas J. Hansen retired in March 2012 as Vice Chairman of Illinois Tool Works Inc. (“ITW”), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment, and was responsible for ITW’s worldwide Automotive Components and Fastener, Fluids and Polymers, Industrial Metal and Plastic and Construction businesses. He served as Vice Chairman from 2006 until March 2012. From 1998 until May 2006, Mr. Hansen served as Executive Vice President of ITW. Mr. Hansen joined ITW in 1980 as sales and marketing manager of the Shakeproof Industrial Products businesses and held several other positions of increasing responsibility with the company. Mr. Hansen is a member of the Northern Illinois University’s Executive Club, a former member of the Economics Club of Chicago, is the former Chairman of the ITW Better Government Council, and is a former member of the Board of Trustees of MAPI (Manufacturers Alliance). Mr. Hansen also serves as a director of Mueller Water Products, Inc., Standex International Corporation and Gill Corporation, which is privately held. Previously, Mr. Hansen served as a director of CDW Corporation from 2005 through 2008.

Qualifications:    Mr. Hansen recently served as a senior executive of a large diversified industrial manufacturing company facing the same set of external economic, social and governance issues as the Company. He also has significant experience in the area of mergers and acquisitions and operating a company consisting of many business units brought together by acquisitions. As a result, Mr. Hansen provides the Board with a deep understanding of the complexities of operating a large multi-national business.

Raimund Klinkner

Business Experience:    Raimund Klinkner is the Managing Partner of the IMX INSTITUTE FOR MANUFACTURING EXCELLENCE GmbH, a consultancy firm specialized in production and logistics, and is Chairman of the German Manufacturing Excellence Board since 2004. In addition, Dr. Klinkner is Chairman of the Board of Bundesvereinigung Logistik (BVL International, the German-based Logistics Network) since 2007. He also holds a position as Chairman of the Supervisory Board of DMG MORI SEIKI AG (“DMG”). Dr. Klinkner lectures as Honorary Professor in production logistics at Technical University Berlin since 2003. Previously, Dr. Klinkner served as Chief Executive Officer of Knorr-Bremse AG, a manufacturer of braking systems for rail and commercial vehicles, from 2007 to 2011. Prior to that time, he held positions of increasing responsibility at Gildemeister AG (now DMG), a manufacturer of cutting machine tools, from 1998 to 2006 culminating in his service as Deputy Chairman of the Board from 2003 to 2006. Dr. Klinkner began his career at Porsche AG in 1991 and held positions of increasing responsibility in the areas of logistics and supply chain management.

Qualifications:    Dr. Klinkner has considerable experience as a chief executive of a large international manufacturing company. Dr. Klinkner has extensive operating experience in Germany, the country with the Company’s largest number of team members, and is a highly regarded supply chain specialist. As a result, Dr. Klinkner provides the Board with important insights into managing the Company’s operations, particularly its European operations.

David A. Sachs

Business Experience:    David A. Sachs is a Senior Partner of Ares Management LLC (“Ares”) and serves as a member of the Investment Committee of all funds managed by Ares. Mr. Sachs has been an investment banker and investment manager since 1981.

Qualifications:    Mr. Sachs has extensive knowledge of global capital markets and is valuable to the Board’s discussions of the Company’s capital and liquidity needs. Mr. Sachs has been a member of the Board since 1992 and accordingly has an extensive knowledge of the Company. As a result, Mr. Sachs provides vital insight to the Board on many issues, including capital markets, treasury and liquidity related matters.

Oren G. Shaffer

Business Experience:    Oren G. Shaffer retired in 2007 as the Vice Chairman and Chief Financial Officer of Qwest Communications International Inc., a telecommunications provider, having served in that capacity from 2002 to 2007. From 2000 to 2002, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, a company which develops intelligent optical networking solutions for telecommunication applications, and was a consultant for SBC Corp., a provider of wireless service technology. From October 1994 to January 2000, he served as Executive Vice President and Chief Financial Officer of Ameritech Corporation, a telecommunications company. He also held various senior executive positions in the areas of operations, finance and strategy in his 25 years with Goodyear Tire & Rubber Co. Mr. Shaffer also serves as a director of Belgacom SA and XPO Logistics, Inc. Previously, Mr. Shaffer served as a director of Intermec, Inc. from 2005 through 2013.

Qualifications:     Mr. Shaffer has chief financial officer experience at large international companies and operations experience at a large global manufacturing company. He has significant experience with European businesses and is currently a director of a Belgian-based telecommunications company. As a result, Mr. Shaffer provides the Board with knowledge and insight into overseeing the Company’s financial, strategic and international matters.

David C. Wang

Business Experience:    David C. Wang recently retired as Vice President of International Relations of The Boeing Company (“Boeing”), a large aerospace company and a manufacturer of commercial jetliners and military aircraft. He held this position from October 2002 until July 2011. Mr. Wang was also President of Boeing China Inc. from November 2002 until March 2011. Prior to joining Boeing, Mr. Wang served as Chairman and CEO of General Electric China from 1997 to 2001. Prior to that, Mr. Wang served in various positions of increasing responsibility with General Electric since 1980. Mr. Wang is also a director of KLA-Tencor Corporation.

Qualifications:    Mr. Wang has substantial experience as a global manufacturing executive in the international and Chinese markets. Mr. Wang has extensive business experience in China, having lived and worked there from 1990 until 2011. As a result, he brings a unique perspective to the Board in a key developing market in which the Company has operations and hopes to further expand in the future.

Scott W. Wine

Business Experience:    Scott W. Wine is the Chairman and Chief Executive Officer of Polaris Industries Inc. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles and the Polaris RANGER® for recreational and utility use, snowmobiles, motorcycles and on-road electric powered vehicles. He joined Polaris in September 2008 after serving as the President of Fire Safety Americas, a division of United Technologies Corporation from 2007 to August 2008. Prior to that, Mr. Wine held senior leadership positions at Danaher Corporation from 2003 to 2007, serving as President of its Jacob Vehicle Systems and Veeder-Root subsidiaries. From 1996 to 2003, Mr. Wine held various international and domestic posts with Honeywell’s Aerospace Division. Mr. Wine also serves as a director of U.S. Bancorp.

Qualifications:    Mr. Wine is a chief executive officer of a large international manufacturing company facing the same set of external economic, social and governance issues as the Company. Mr. Wine has substantial operations experience as a senior executive of large diversified international manufacturers. He has a proven track record of growing profitable industrial businesses, acquiring and integrating businesses and rapidly driving results. As a result, Mr. Wine provides the Board with a deep and contemporaneous understanding of the complexities of operating a large multi-national business.

Director Emeritus – Donald P. Jacobs

Business Experience:    Dr. Donald P. Jacobs was a director of the Company from 1998 through 2010. Dr. Jacobs has continued his service as an advisor to the Company in the capacity of Director Emeritus since May 2010. Dr. Jacobs is Dean Emeritus and the Gaylord Freeman Distinguished Professor of Banking of the J.L. Kellogg School of Management at Northwestern University. Prior to that, Dr. Jacobs was Dean of the Kellogg School. He presently teaches corporate governance, strategy and international business. In his role as Director Emeritus, Dr. Jacobs is invited to attend and participate in all Board and Governance and Nominating Committee meetings, and is expected to attend at least one Board and Governance and Nominating Committee meeting in person annually. As Director Emeritus, Dr. Jacobs is not entitled to a vote at such meetings.

Qualifications:    Dr. Jacobs is a well-respected member of the academic community and specifically focuses on the fields of corporate governance, strategy and international business. Dr. Jacobs was a member of the Board from 1998-2010 and accordingly has an extensive knowledge of the Company. As a result, Dr. Jacobs provides vital insight to the Board on many issues, including corporate governance and strategy related matters.

Board Meetings and Corporate Governance

The Board met five times in 2014 at regularly scheduled meetings. All of the directors in office during 2014 attended at least 75% of the meetings of the Board and all committees of the Board on which they served during 2014. It is the Company’s policy, as stated in the Company’s Governance Guidelines (the “Guidelines”), that each director is expected to attend the annual meeting of stockholders. All of the directors then in office attended the Company’s previous annual meeting of stockholders held on May 8, 2014.

Director Independence

It is the Company’s policy that the Board consists of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of any other applicable regulatory authority, including the SEC. The Board annually reviews the relationship of each director with the Company, and only those directors who the Board affirmatively determines have no material relationship with the Company are deemed to be independent directors. The Guidelines specifically define what is deemed to be a material relationship between the Company and an independent director. The following are the relationships that the Board considers in making its independence determination:

(i)	whether the director or any of his or her immediate family members is or was within the past five years an officer of the Company;

(ii)	whether the director is or was within the past five years an employee of the Company;

(iii)
whether the director or any of his or her immediate family members is or was during the past five years affiliated with, or employed by, any past or present auditor of the Company (or an affiliate thereof);

(iv)
whether the director or any of his or her immediate family members is or was within the past five years part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of a company that concurrently employs or employed the director or any of his or her immediate family members;

(v)
whether the director is an executive officer, a partner, member, of counsel or beneficial owner of more than ten percent (10%) of the equity interest of a customer of, or a supplier of goods or services (including without limitation any investment banking firm or law firm) to, the Company where the amount involved in any of the last three fiscal years exceeds certain thresholds;

(vi)
whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company to which the Company was indebted at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of five percent (5%) of the Company’s total consolidated assets at the end of such fiscal year;

(vii)	whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company which was indebted to the Company;

(viii)
whether the director or any of his or her immediate family members was indebted to the Company, other than in the ordinary course of business of the Company and the business of the director or the member of his or her immediate family, as applicable, at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of $100,000 at the end of such fiscal year;

(ix)
whether the director is affiliated with a tax exempt entity that within the preceding three years received the greater of (x) $1 million or (y) two percent (2%) of its consolidated gross revenues from the Company (based on the tax exempt entity’s most recently completed fiscal year);

(x)
whether the director or any of his or her immediate family members is during the current fiscal year or was during the most recently completed fiscal year a party to a transaction or series of similar transactions with the Company or its subsidiaries (excluding director fees, stock options and other director compensation), other than on arm’s-length terms where the amount involved is not material to either party;

(xi)
whether the director or any of his or her immediate family members received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service within the past three years; and

(xii)
whether the director has any other relationships with the Company or the members of management of the Company that the Board has determined to be material and which are not described in (i) through (xi) above.

After consideration of all applicable matters, the Board determined, based on the above criteria, that none of the directors has a material relationship with the Company other than as a director or as a stockholder except for Mr. DeFeo, who is not an independent director. The Board considered that Mr. Sachs was a member of Ares which in the ordinary course of business held a small amount of the Company’s debt. It was noted that the amount of debt was less than 1% of the Company’s total consolidated assets, approximately 2% of the Company’s debt as of December 31, 2014 and less than 0.1% of the committed capital managed by Ares. The Board also considered that Dr. Klinkner was Chairman of the Supervisory Board of DMG, a company that the Company has conducted business with in the past. It was noted that the dollar value of transactions between the Company and DMG was less than 0.1% of the Company’s 2014 net sales. Accordingly, the Board has determined that all of the nominees for director are independent directors except for Mr. DeFeo, who has been nominated to serve on the Board as a result of his position as Chief Executive Officer of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation by virtue of being directors of the Company. Outside directors receive compensation for their service as directors and reimbursement of their expenses incurred as a result of their service as directors. See “Director Compensation” for a detailed description of director compensation, including the Company’s Common Stock ownership objective for outside directors.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, but the Company’s Chief Executive Officer, based on his proximity to the business, is in the best position to identify areas of focus for the Board and set the Board’s initial agenda. The Board believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which is essential to effective governance.

One of the key responsibilities of the Board is to approve management’s strategic direction and hold management accountable for the execution of strategy once it is approved. The Board believes the combined role of Chairman and Chief Executive Officer, working collaboratively with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Since 2003, the Board has determined that, because the offices of Chairman and Chief Executive Officer have been combined in Mr. DeFeo, it has been desirable for the Company to have an independent director serve as Lead Director of the Board. The Lead Director provides independent leadership and guidance to the Board. The Lead Director acts as a liaison between senior management and the Board and provides guidance to senior management on issues that arise in between Board meetings. The Lead Director also leads the individual director evaluation process. In addition, the Lead Director presides at all executive sessions of the non-management directors and consults with Mr. DeFeo on the setting of the Board agenda. In 2013, David Sachs was appointed to the position of Lead Director and succeeded Mr. Andersen, who had held the position of Lead Director since 2006.

Risk Oversight

Management is responsible for identification of key risks and for development and implementation of processes for the mitigation and monitoring of risks. Management provides a comprehensive enterprise risk management assessment to the Board annually that describes the most significant risks facing the Company, measures the relative magnitude of the risks, identifies the risk owners for each major risk and describes the improvement or monitoring plans surrounding each major risk. The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through direct presentations and committee reports about such risks. The Audit Committee oversees management of financial risks, financial controls, internal audit and potential conflicts of interest and receives regular internal audit and compliance risk updates from the Company’s Vice President, Audit Services as well as the Company’s Chief Ethics and Compliance Officer. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s human resources and executive compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and receives regular updates from the Company’s Chief Ethics and Compliance Officer on compliance risks. The Corporate Responsibility and Strategy Committee oversees management of risks associated with strategy, capital projects and environmental, health and safety matters.

The Board also reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, on a regular basis. In addition, management engages in an in-depth review and dialogue with the Board with respect to the most significant risks facing the Company on a rotating basis throughout the year.

Corporate Governance Principles

The Board and the Governance and Nominating Committee annually review the Company’s corporate governance policies and practices and the Guidelines. The Board believes that the Guidelines effectively assist the Board in the exercise of its duties and responsibilities and serve the best interests of the Company. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to achieving strategic objectives of the Company while enhancing stockholder value over the long term. The Board and the Governance and Nominating Committee will continue to review the Guidelines annually and may make changes as they determine are necessary and appropriate, including changes that may be necessary to comply with new or proposed laws, rules or regulations issued by the SEC and the NYSE. A copy of the Guidelines is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the Guidelines is available in print, without charge, to any stockholder who requests these materials from the Company.

The Board believes that periodic assessment of director performance is an important governance principle. On an annual basis, directors conduct a survey and rate the performance of the Board and its committees. In addition, on a periodic basis, individual director evaluations are conducted by the Lead Director.

Directors have complete access to management and the Company’s outside advisors, and senior officers and other members of management frequently attend Board and committee meetings at the discretion of the Board or committee, as applicable. It is the policy of the Board that non-management directors also meet privately in executive sessions without the presence of any members of management at each regularly scheduled meeting of the Board and at such other times as the Board shall determine. In addition, the Board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and the Company pays the expenses of such advisors.

If you wish to communicate with the non-management directors of the Board, you may correspond by filing a report through Ethicspoint, 24 hours a day, 7 days a week, via the Internet at www.ethicspoint.com or by calling, toll free, (877) 584-8488 or 1-877-ETHICSP. Reports should be submitted under the category “Director Communications.” Ethicspoint is an independent third-party provider retained by the Company to offer a comprehensive, confidential and, upon request, anonymous reporting system for receiving communications, complaints and grievances. All communications received by Ethicspoint are relayed to the Board.

Board Committees

The Board has an Audit Committee, Compensation Committee, Corporate Responsibility and Strategy Committee, and Governance and Nominating Committee.

Audit Committee Meetings and Responsibilities

The Audit Committee of the Board consists of Messrs. Hansen (chairperson), DeFosset, Klinkner, Shaffer and Wine, each of whom is independent as defined in the listing standards of the NYSE and under the Exchange Act. The Audit Committee met ten times during 2014.

Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise.

The Board, in its business judgment, believes that each of the current members of the Audit Committee is financially literate and that each of its members has accounting or financial management expertise: Mr. Hansen through his business experience as a corporate executive and his involvement in preparing financial statements as a senior executive of a large multinational company; Mr. DeFosset through his business experience as a corporate executive, his involvement in preparing financial statements at various public companies and particularly his experience as a Chief Executive Officer of a public company; Dr. Klinkner through his business experience as a corporate executive and his involvement in preparing financial statements as a senior executive of a large multinational company; Mr. Shaffer through his extensive experience and involvement in preparing financial statements as the Chief Financial Officer of a large public company; Mr. Wine through his business experience as a corporate executive, his involvement in preparing financial statements at various public companies and particularly his experience as a Chief Executive Officer of a public company. The Board has determined that each of Messrs. Hansen, DeFosset, Klinkner, Shaffer and Wine is an “audit committee financial expert,” as such term is defined under the regulations of the SEC.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company’s independent registered public accounting firm and operating and financial management personnel. The Audit Committee reviews the audit performed by the Company's independent registered public accounting firm and reports the results of such audit to the Board. The Audit Committee reviews the Company’s annual financial statements and all material financial reports provided to the stockholders and reviews the Company’s internal auditing, accounting and financial controls.

As stated in the Audit Committee Charter, the Audit Committee also reviews related party transactions and any other matters pertaining to potential conflicts of interest or adherence to the Company’s standards of business conduct. Related party transactions must be approved by the Audit Committee, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Audit Committee will consider all relevant factors, including, as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related party transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

The Audit Committee is also responsible for appointing, setting compensation for, and overseeing the work of, the Company’s independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. On a periodic basis, the Chief Financial Officer of the Company provides the Audit Committee an estimate for the services needed and seeks pre-approval of such services from the Audit Committee. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The policy prohibits the Audit

Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

Requests for pre-approval for services must be detailed as to the services to be provided and the estimated total cost and must be submitted to the Company’s Chief Financial Officer. The Chief Financial Officer then determines whether the services requested fall within the guidance of the Audit Committee as to the services eligible for pre-approval. If the service was not of a type that was already pre-approved or the estimated cost would exceed the amount already pre-approved, then the Chief Financial Officer seeks pre-approval of the Audit Committee on a timely basis.

The Audit Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the SEC and the NYSE. A copy of the Audit Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the Audit Committee.

See “Audit Committee Report” for a discussion of the Audit Committee’s review of the audited financial statements of the Company for the Company’s fiscal year ended December 31, 2014.

Compensation Committee Meetings and Responsibilities

The Compensation Committee of the Board consists of Messrs. Shaffer (chairperson), Andersen, Wang and Wine, each of whom is independent as defined in the listing standards of the NYSE. Each member of the Compensation Committee must have a basic understanding of the components of executive compensation and the role of each component as part of a comprehensive program linking compensation to corporate and individual performance in support of the Company’s objectives. The Compensation Committee met nine times during 2014.

The Compensation Committee assists the Board in its responsibilities regarding compensation of the Company’s senior executives and outside directors, including overall responsibility for approving, evaluating and modifying the Company’s plans, policies and programs for compensation of key management personnel. The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel.

The Compensation Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE. A copy of the Compensation Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the Compensation Committee. The charter does not provide for any delegation of the Compensation Committee’s duties.

See “Compensation Discussion and Analysis” for a description of the Company’s executive compensation philosophy and executive compensation program, including a discussion of how the compensation of the Company’s executive officers was determined.

Compensation Risk Assessment

The Company conducted a risk assessment of its compensation policies and practices for its employees, including those related to its executive compensation programs. The findings of the risk assessment were discussed with the Compensation Committee. Based upon the assessment, the Company believes that its compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as one of the Company’s officers or employees during 2014 or was formerly an officer of the Company. None of the Company’s executive officers served as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board or Compensation Committee during 2014. None of the Company’s executive officers served as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee during 2014.

Corporate Responsibility and Strategy Committee Meetings and Responsibilities

The Corporate Responsibility and Strategy Committee of the Board consists of Ms. Cholmondeley (chairperson), and Messrs. Andersen, Klinkner and Wang, each of whom is independent as defined in the listing standards of the NYSE. The Corporate Responsibility and Strategy Committee met five times during 2014.

The Corporate Responsibility and Strategy Committee assists the Board in fulfilling its oversight responsibility of the Company’s citizenship responsibilities, as well as preliminarily reviewing management’s long-term strategic planning, including potential acquisitions and divestitures. The Committee assesses policies and activities of the Company in light of the interests of the Company’s stockholders and the ethical principles expected of a socially responsible corporation. The Committee also reviews the Company’s employee health and safety performance, product safety function and the environmental impact of the Company’s facilities.

The Corporate Responsibility and Strategy Committee operates under a written charter adopted by the Board. A copy of the Corporate Responsibility and Strategy Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the Corporate Responsibility and Strategy Committee.

In the first quarter of 2015, in connection with the Board’s annual self-assessment, the Board made a determination to reorganize its Committee structure. In an effort to more efficiently utilize the Board’s time, the Corporate Responsibility and Strategy Committee will be disbanded in the second quarter of 2015 and its duties will be redistributed to either other committees of the Board or to the full Board.

Governance and Nominating Committee Meetings and Responsibilities

The Governance and Nominating Committee of the Board consists of Messrs. DeFosset (chairperson) and Hansen and Ms. Cholmondeley, each of whom is independent as defined in the listing standards of the NYSE. The Governance and Nominating Committee met five times during 2014.

The Governance and Nominating Committee plays a central role in planning the size and composition of the Board, developing criteria and implementing the process of identifying, screening and nominating candidates for election to the Board, recommending corporate governance guidelines and actions to improve corporate governance and evaluating individual director and full Board performance. The Governance and Nominating Committee is also responsible for overseeing a review and assessment of the performance of the Board and its committees at least annually, including establishing the evaluation criteria and implementing the process for evaluation. The Governance and Nominating Committee, as well as the Board as a whole, does a self-assessment of its performance annually, including with respect to the nomination process.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominating Committee applies the criteria set forth in the Guidelines and gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating director nominees, such as race, gender, age, national origin, work experience and tenure with the Board. These criteria include the candidate’s independence, integrity, diversity, experience, sound judgment in areas relevant to the Company’s businesses, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. Maintaining a balanced experience and knowledge base within the total Board includes considering whether the candidate: (i) is a senior operating executive in a company engaged in the capital and industrial goods industries; (ii) has significant executive management experience for multinational business operations; (iii) has extensive knowledge and experience in financial services and capital markets; (iv) has substantial knowledge of the Company and its business; and (v) has unique knowledge and experience and can provide significant contributions to the Board’s effectiveness. The Board does not have a formal policy regarding director diversity, but considers how the differences in its directors’ backgrounds broaden its business perspective. All candidates for director are reviewed in the same manner, regardless of the source of the recommendation. For details on how stockholders may submit nominations for directors, see “Other Matters.”

The Governance and Nominating Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE. A copy of the Governance and Nominating Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the Governance and Nominating Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, by each director, by each director nominee, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 1, 2015 (unless otherwise indicated below). Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after March 1, 2015, pursuant to an exercise of options or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (2)	PERCENT OF CLASS

BlackRock, Inc.	6,560,309 (3)	6.2%
55 East 52nd Street
New York, NY 10022

The Vanguard Group	6,216,051 (4)	5.9%
100 Vanguard Blvd.
Malvern, PA 19355

G. Chris Andersen	98,419 (5)	*

Paula H. J. Cholmondeley	33,196	*

Ronald M. DeFeo	1,495,966	1.4%

Donald DeFosset	107,181 (6)	*

Thomas J. Hansen	28,666	*

Raimund Klinker	15,704	*

David A. Sachs	449,025 (7)	*

Oren G. Shaffer	47,296	*

David C. Wang	35,277	*

Scott W. Wine	28,686	*

Kevin P. Bradley	172,037 (8)	*

Timothy A. Ford	168,347 (8)	*

Stoyan (Steve) Filipov	140,789 (8)	*

Ken Lousberg	70,477 (9)	*

All directors and executive officers	3,840,045 (10)	3.6%
as a group (20 persons)
________________________________

*    Amount owned does not exceed one percent (1%) of the class so owned.

(1)	Unless indicated otherwise, each person’s principal address is c/o Terex Corporation, 200 Nyala Farm Road, Westport, CT 06880.

(2)
Certain executive officers and directors maintain margin securities accounts, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At March 1, 2015, no executive officer or director had a debit balance in such accounts.

(3)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G, dated January 12, 2015, disclosing the beneficial ownership of 6,560,309 shares of Common Stock. This includes BlackRock having sole voting power over 6,170,400 shares of Common Stock and sole dispositive power over 6,560,309 shares of Common Stock.

(4)
The Vanguard Group (“Vanguard”) filed a Schedule 13G, dated February 9, 2015, disclosing the beneficial ownership of 6,216,051 shares of Common Stock. This includes Vanguard having sole voting power over 71,907 shares of Common Stock, sole dispositive power over 6,152,644 shares of Common Stock and shared dispositive power over 63,407 shares of Common Stock.

(5)	Includes 5,174 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(6)	Includes 2,587 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(7)
Includes 7,800 shares of Common Stock owned by Mr. Sachs’ wife. Mr. Sachs disclaims the beneficial ownership of such shares. Includes 20,000 shares of Common Stock owned by a family trust. Also includes 11,872 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(8)	Includes 10,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(9)	Includes 2,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10)	Includes 102,673 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

EXECUTIVE OFFICERS

The following table sets forth, as of March 25, 2015, the respective names and ages of the Company’s executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his or her successor is duly elected and qualified.

NAME	AGE	POSITIONS AND OFFICES WITH COMPANY
Ronald M. DeFeo	63	Chairman of the Board, Chief Executive Officer and Director
Kevin Bradley	52	Senior Vice President and Chief Financial Officer
Eric I Cohen	56	Senior Vice President, Secretary and General Counsel
Brian J. Henry	56	Senior Vice President, Finance and Business Development
Kevin A. Barr	55	Senior Vice President, Human Resources
Matthew Fearon	53	President, Terex Aerial Work Platforms
George Ellis	54	President, Terex Construction
Timothy A. Ford	53	President, Terex Cranes
Stoyan (Steve) Filipov	46	President, Terex Material Handling & Port Solutions
Kieran Hegarty	48	President, Terex Materials Processing
Kenneth D. Lousberg	47	President, Terex China

For information regarding Mr. DeFeo, refer to the section above titled “Election of Directors.”

Kevin Bradley became Senior Vice President and Chief Financial Officer on March 20, 2013. He was named Senior Vice President on January 14, 2013, and prior to that was President, Terex Cranes since January 4, 2011.  Previously, Mr. Bradley had been serving as President of Terex Financial Services since August 2005. Prior to joining the Company, Mr. Bradley spent nine years each at GE Capital Corporation and AT&T Capital Corporation, holding positions of increasing responsibility.

Eric I Cohen became Senior Vice President, Secretary and General Counsel of the Company on January 1, 1998. Prior to joining the Company, Mr. Cohen was a partner with the New York City law firm of Robinson Silverman Pearce Aronsohn & Berman LLP (which firm has since merged with Bryan Cave LLP) since January 1992 and was an associate attorney with that firm from 1983 to 1992.

Brian J. Henry was appointed Senior Vice President, Finance and Business Development on October 18, 2002. Mr. Henry previously held the positions of Vice President, Finance and Business Development, Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. Mr. Henry also served as the Company’s Director of Investor Relations. Mr. Henry has been employed by the Company since 1993. From 1990 to 1993, Mr. Henry was employed by KCS Industries, L.P. and its predecessor, KCS Industries, Inc., an entity that until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

Kevin A. Barr became the Chief Human Resources Officer for the Company on September 25, 2000 and has held the title Senior Vice President, Human Resources of the Company since January 3, 2006. Prior to joining the Company, Mr. Barr served as the Chief Human Resources Officer at DBT Online since 1998. From 1995 to 1998, Mr. Barr was at Nabisco, Inc. as Vice President-Human Resources, Asia/Pacific. Prior to that, Mr. Barr served as Vice President-Human Resources, Asia/Pacific and Latin America with Dun and Bradstreet Corporation from 1990 to 1995, and in various human resources executive positions at Chase Manhattan Bank, N.A. from 1981 to 1990.

Matthew Fearon was named President, Terex Aerial Work Platforms (AWP) on January 14, 2013. At that time, Mr. Fearon had been serving as Vice President and General Manager of the AWP Americas business since October 2010. Prior to that, Mr. Fearon was Managing Director of AWP Europe since March 2007. Mr. Fearon joined Genie Industries, Inc. in 1995, which was acquired by Terex in 2002 and Mr. Fearon has held a number of operating positions of increasing responsibility since 1995.

George Ellis was named President, Terex Construction on October 1, 2009 and effective January 14, 2013, Mr. Ellis has responsibility for the Company’s operations in India. Previously, Mr. Ellis had been serving as Senior Vice President, Terex Business System, with additional responsibilities leading the Company’s Roadbuilding, Manufacturing Services and Health Safety & Environment organizations. Prior to that, he was Vice President and General Manager of the Terex Utility group. Mr. Ellis joined Genie Industries as a site director in 2000 and after the Terex acquisition of Genie Industries in 2002, he became General Manager of the Southaven operation of Terex Construction. Prior to joining Genie Industries, Mr. Ellis held leadership positions at General Electric Company, the Pratt & Whitney division of United Technologies Corporation and PPG Industries, Inc.

Timothy A. Ford was named President, Terex Cranes on January 14, 2013. Mr. Ford also has responsibility for the Company’s Latin American operations. Previously, Mr. Ford had been serving as President, Terex Aerial Work Platforms since October 2, 2006.  Prior to joining the Company, since 2005, Mr. Ford was Executive Vice President of The Toro Company, a lawn care and turf maintenance product and service provider.  Previous to that, Mr. Ford held various senior executive positions with The Toro Company since 2001.  Prior to that, he held various senior management positions with Honeywell International Inc. from 1998 through 2001.  Mr. Ford began his career at General Electric Company in 1985.

Stoyan (Steve) Filipov was named President, Terex Material Handling & Port Solutions on January 14, 2013. Mr. Filipov also has responsibility for the Company’s operations in Russia and corporate marketing. Previously, Mr. Filipov had been serving as President, Developing Markets and Strategic Accounts since January 16, 2008. Prior to that, Mr. Filipov had been serving as President, Terex Cranes since January 1, 2004. At that time, Mr. Filipov had been serving as President of the international operations for Terex Cranes since July 1, 2002. Prior to that, Mr. Filipov held various other positions with a number of the Company’s international businesses. Mr. Filipov started with the Company on September 1, 1995 as Export Manager for one of the Company’s crane operations in France.

Kieran Hegarty was named President, Terex Materials Processing in March 2010. Prior to that, Mr. Hegarty had been serving as Vice President, Terex Materials Processing since January 2006. Previously, he held various general management positions within the Powerscreen group of companies since 1992.

Kenneth D. Lousberg was named President, Terex China on January 4, 2011. At that time, Mr. Lousberg had been serving as President, China Operations and Business Transformation since November 2009. Prior to that, Mr. Lousberg had been serving as Vice President and General Manager of Terex Cranes Europe since 2007. Previous to that, Mr. Lousberg had been serving as Vice President, Terex Business Systems for Terex Cranes since 2005. Mr. Lousberg joined Genie Industries in 1997 as Plant Manager of the scissor lift business. Mr. Lousberg took on further expanding roles with Genie Industries both before and after the Terex acquisition of Genie Industries. Prior to joining Genie Industries, Mr. Lousberg was an engineering manager for the Trane Company and principal consultant of lean manufacturing for Delta Point Consulting.

Code of Ethics and Conduct

The Company has adopted a code of ethics and conduct that applies to all of its directors and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. This code of ethics and conduct is a set of written standards reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code. The Company periodically reviews, updates and revises its code of ethics and conduct when it considers appropriate. A copy of the current code of ethics and conduct is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the code of ethics and conduct is available in print, without charge, to any stockholder who requests this material from the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board (the “Committee”) continually reviews the compensation programs for the Company’s executive officers, including the Named Executive Officers (as defined in the Executive Compensation section below), to ensure they achieve the desired goals of aligning the executive compensation structure with the Company’s stockholders’ interests and current market practices. The Company’s executive compensation programs are based on the following core principles: (i) achieve a balance between short-term and long-term compensation and be competitive with peers; (ii) align executive pay with Company and stockholder performance; (iii) foster an ownership culture through the use of equity awards in order to align the interests of executives and stockholders; and (iv) address the volatility and cyclicality of the Company’s business and industry.

The Company’s results in 2014 and actions taken by the Committee since January 1, 2014 demonstrate the Committee’s commitment to these principles and illustrate how the executive compensation program responds to business challenges and the marketplace. Key highlights include the following:

✓
The Company’s total stockholder return for the three year period ending December 31, 2014 was approximately 108% (ranked at the 70th percentile in the Benchmark Companies (as defined below)), however the total compensation of Mr. DeFeo as reflected in the Summary Compensation Table decreased approximately 25% from 2011 to 2014.

✓
Even though the Company’s after-tax return on invested capital (“ROIC”) improved, the compensation paid or provided to Mr. DeFeo during the last three fiscal years has declined as the Company has not achieved its stated ROIC and earnings per share targets.

* Total Compensation consists of base salary, non-equity incentive compensation, grant date fair values of equity awards and other compensation (as reported in the All Other Compensation column of the Summary Compensation Table). ROIC is the sum of the Company’s net operating profit for continuing operations after tax for each of the previous four quarters divided by the average of the sum of total stockholders’ equity plus debt less cash and cash equivalents for the previous five quarters. See Item 7 - “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for further detail on the Company’s calculation of ROIC.

✓	Strong correlation between the Company’s total stockholder return and the total realized compensation of Mr. DeFeo during the last three fiscal years.

* Total Realized Compensation represents: Total compensation, as determined under applicable SEC rules, minus (1) the aggregate grant date fair value of performance-based restricted stock awards that have either been forfeited or whose performance has not yet been achieved and (2) the year-over-year change in pension value and nonqualified deferred compensation earnings, plus (3) the grant date fair value of the performance-based restricted stock awards earned (included in the year earned) and (4) the earnings of options exercised in the year exercised. The Committee believes it is important to compare the Company’s performance with Mr. DeFeo’s total realized compensation because the total compensation amount included in the Summary Compensation Table includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized.
** Total Stockholder Return represents the change in market value of $100 invested in Terex stock for the period commencing December 31, 2011 through December 31, 2014.

✓	The Company generated $329 million in free cash flow in 2014 versus $106 million in 2013, a 210% year-over-year increase.

✓	Earnings per share from continuing operations for the Company increased over 25% in 2014 versus 2013 (over 5% on an adjusted basis).

✓	The Company’s ROIC increased to 11.2% in 2014 versus 8.1% in 2013, a 38% year-over-year increase.

✓
While the Company’s performance in 2014, as described above, was an improvement over 2013 results, the 2014 overall operating results were below the Committee's expectations and as a result the bonus payouts to the Named Executive Officers for 2014 were approximately 50% of target and below those paid last year.

✓	The compensation granted in 2014 to the Named Executive Officers was predominantly performance-based and/or linked to the Company’s equity performance.

✓	The strong performance orientation of the executive compensation program and the rigor of the performance goals set by the Committee has resulted in the forfeiture of previously granted equity awards:

✓
Approximately $1.0 million in stock awards granted in 2011, 2012 and 2013 were forfeited in 2014 by Mr. DeFeo and approximately $0.6 million in stock awards granted in 2011, 2012 and 2013 were forfeited in 2014 by the other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Committee.

✓
Approximately $0.7 million in stock awards granted in 2012, 2013 and 2014 were forfeited in 2015 by Mr. DeFeo and approximately $0.8 million in stock awards granted in 2012, 2013 and 2014 were forfeited in 2015 by the other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Committee.

✓	Since the beginning of 2011, Mr. DeFeo has forfeited a total of $9.5 million in stock awards as a result of the Company’s failure to achieve performance targets set by the Committee.

✓
The Committee Chairman conducted discussions with five of the Company’s largest stockholders (accounting for approximately 15-16% of the Company’s outstanding shares) in the first quarter of each of 2014 and 2015 to discuss the Company’s executive compensation program as part of its shareholder outreach program.

✓
Additionally, all of the Company’s stockholders were given the opportunity to participate in a virtual stockholder forum on compensation matters prior to last year’s annual meeting of stockholders and will be given that opportunity again this year before the Meeting to ask questions of the Committee’s chairperson and provide feedback on the Company’s executive compensation program.

Executive Compensation Program
The Committee is comprised solely of independent directors committed to applying sound governance practices to compensation decisions. The Committee considers a variety of reports and analyses, such as market survey data, compensation tally sheets and compensation data of peer companies, when making decisions regarding target compensation opportunities and the delivery of awards to the Company’s executives, including the Named Executive Officers.

The Committee has the sole authority to hire and dismiss the outside compensation consultants to the Committee. For 2014, the Committee retained Pay Governance LLC (“Pay Governance”), an independent, outside consultant, to support it in determining the compensation of the Company’s executive officers. Pay Governance was not given a narrow list of instructions, but rather was engaged to provide the Committee with any and all information and advice that might assist the Committee in performing its duties and analyzing executive pay packages. In accordance with the Guidelines, the Committee’s compensation consultant did not provide the Company with any other services.

Pay Governance performed a comprehensive analysis of the compensation practices of the Benchmark Companies (as defined below) and provided the Committee with compensation data, including updates regarding trends in executive compensation that the Committee utilized in making its decisions. The comprehensive analysis performed by Pay Governance indicated that the Committee’s mix of target total compensation is in line with typical market practice. In addition, the target total cash, target long-term incentives and target total compensation provided to the Company’s executives, in the aggregate, were within the range of competitive market practice.

Compensation Objectives and Principles: The objectives of the Company’s executive compensation program are to: (i) attract and retain executives with the skills critical to the long-term success of the Company; (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value; and (iii) link a significant portion of compensation to achieving performance goals and appreciation in the total stockholder return of the Company, so as to align the interests of the executives with those of the stockholders.

The Committee believes that its objectives of pay for performance and retention should be balanced and appropriately competitive with the Company’s peers and competitors, so that successful, high-achieving executives will remain motivated and committed to the Company during all phases of the business cycle. The Committee also believes that generally more than half of an executive’s total compensation opportunity should be aligned with the performance of the Company. As executives progress to higher levels in the Company, an increasing proportion of their pay is linked to Company performance and stockholder returns, because in these roles the executives have a greater ability to affect the Company’s results. Annual and long-term incentive compensation opportunities should provide the appropriate focus on short- and long-term individual and corporate strategic business results. Long-term stock-based compensation opportunities should represent a larger proportion of total compensation for Named Executive Officers than short-term cash-based opportunities. Difficult but achievable annual objectives should be compatible with sustainable long-term performance. The allocation in compensation between current and long-term compensation is based on employment market conditions with an emphasis on attraction and retention, as well as attempting to motivate executive officers to achieve excellent results.
Stockholder engagement: Engagement with its stockholders is a key component of the Company’s corporate governance and the Committee believes stockholder engagement is of vital importance in the area of executive compensation as well. The Committee seeks and is open to input from its stockholders regarding the Company’s executive compensation program.
The Committee also believes it is important for all stockholders to have the ability to voice their comments or concerns on the Company’s executive compensation practices. Accordingly, in 2014 the Company again held a stockholder forum (live and via the Internet) on compensation matters prior to last year’s annual meeting of stockholders giving all stockholders the ability to ask questions of the Committee’s chairperson and provide feedback on the Company’s executive compensation program. The Committee plans to hold a similar forum in conjunction with the Meeting, which will be held this year prior to the Meeting in a further effort to engage with its stockholders on compensation matters. See page 1 of this Proxy Statement for more information on the Compensation Forum.
The Committee took note of the continued strong stockholder support in 2014 reflected in the advisory vote on the compensation of the Company’s Named Executive Officers (approximately 98% voted in favor in 2014 and approximately 97% voted in favor in 2013). However, the Committee still believed it was important to continue to engage with stockholders on compensation matters. Consequently, the Committee Chairman met with five of the Company’s largest stockholders (accounting for approximately 15% of the Company’s outstanding shares) in the first quarter of 2015 to discuss the Company’s executive compensation program. Based on these discussions, the Company learned that its stockholders continue to generally approve of the Company’s overall executive compensation program and generally understand the performance oriented nature of the Company’s executive compensation program. The stockholders were very appreciative of the Company's outreach and also offered comments and suggestions about some of the elements of and performance metrics used in the Company’s executive compensation program. The Committee has taken this feedback into consideration in its ongoing efforts to improve the Company’s executive compensation program and the quality of its compensation disclosures.

Executive Compensation Practices

Peer Group: The Committee designs the Company’s total compensation program to be motivational and competitive with the programs of other corporations of comparable revenue size, in the same industry, with which the Company competes for executives, and other manufacturing corporations that may not be in the same industry as the Company but that provide similar returns to their stockholders (the “Benchmark Companies”). In keeping with current best practices, an annual review of the Company’s peer group was conducted and the Committee analyzed the composition of the Benchmark Companies. In conducting its annual review in the first quarter of 2014, the Committee determined that three of the Benchmark Companies had revenues that were meaningfully above or below one-half and two and a half times the Company’s revenue. As a result of this analysis and other analytics conducted by the Committee’s consultant and based on the Committee’s overall assessment of the Benchmark Companies, the Committee decided to remove Danaher Corporation, Eaton Corporation and Nacco Industries Inc. and replace them with Trinity Industries Inc. and Pentair Ltd. The companies currently comprising the Benchmark Companies are:

Peer Group
AGCO Corporation Cameron International Corp. Carlisle Companies Inc. Crane Company Cummins Inc. Dover Corporation Flowserve Corporation	FMC Technologies, Inc. Hubbell Inc. Illinois Tool Works Inc. Ingersoll-Rand plc Joy Global Inc. Lennox International Inc. Meritor Inc.	Navistar International Corporation Oshkosh Corporation PACCAR Inc. Pall Corporation Parker-Hannifin Corporation Pentair Ltd. Rockwell Automation, Inc.	Roper Industries Inc. SPX Corporation Textron Inc. The Manitowoc Company, Inc. Timken Company Trinity Industries Inc.

Compensation Recoupment Policy: The Board and Committee included a “clawback” provision in the Terex Corporation Amended and Restated 2009 Omnibus Incentive Plan (the "Omnibus Plan") that allows the Company to recover all or a portion of any incentive award granted or paid to an executive in the event the award is affected by a restatement of the Company’s financial results caused by errors, omissions or fraud. This policy is in addition to the requirements of Sarbanes-Oxley.

Stock Ownership Guidelines: The Company has stock ownership guidelines to encourage acquisition and retention of the Company’s common stock and to foster an ownership culture, thereby aligning the executives’ interests with the long-term interests of the Company’s stockholders. These ownership guidelines are based on a multiple of each executive’s base salary. The following table shows the Named Executive Officers’ ownership levels and their achievement of the relevant target levels as of December 31, 2014:

Named Executive Officer	Total Stock Ownership ($) (1)	Annual Salary ($)	Total Stock Ownership versus Annual Salary (#)	Target Ownership Level Guideline (# times base salary)
Ronald M. DeFeo	$31.2 million	$1,300,000	24.0 times	6 times
Kevin P. Bradley	$2.2 million	$579,600	3.9 times	3 times
Steve Filipov	$2.3 million	$568,875	4.1 times	2.5 times
Ken Lousberg	$1.4 million	$368,390	3.8 times	2.5 times
Timothy Ford	$3.0 million	$594,500	5.1 times	2.5 times
__________________________
(1) Total Stock Ownership includes (i) shares owned outright and indirectly and (ii) shares that will vest as a result of time without further performance requirements.

Internal Pay Equity: As is the case with many companies, the Company relies more heavily on the management and leadership skills of its Chairman and CEO than its other Named Executive Officers. The Company relies on the management and leadership skills of its other Named Executive Officers, but not to the same extent that it relies on its CEO. As a result, its CEO receives a significantly greater amount of compensation than the other Named Executive Officers.

Deductibility of Executive Compensation: Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to its chief executive officer and the three other most highly compensated employees other than the chief financial officer, unless the compensation is “performance-based.” Performance-based compensation must be based on the achievement of pre-established, objective performance goals under a plan approved by stockholders.

In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction should the compensation of the CEO or any other executive officer exceed $1 million in any year, the Omnibus Plan was submitted to and previously approved by the Company’s stockholders, so that amounts earned thereunder by certain employees are intended to qualify as performance-based. Although the Committee attempts to establish and maintain compensation programs that optimize the tax deductibility of compensation, the Committee retains discretion to authorize payment of compensation that may not be fully tax deductible when it believes such payouts would be in the best interest of the Company.

Executive Compensation Components

The executive compensation program has three principal components: short-term compensation (salary and annual bonus), long-term incentive compensation and post-employment compensation, each of which is described below. While the components of compensation are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

Base Salary: Base salary is determined by evaluating the responsibilities of the position held, the individual’s past experience in his/her current position, current performance, future potential and the competitive marketplace for executive talent. The Company’s objective is to provide its executive officers with competitive base salaries that are, on average, at the median of the Benchmark Companies. Base salaries are reviewed annually to ensure that strong performance is reflected in any increase in an executive’s base salary level. The Committee approved the following annual base salary levels for the Named Executive Officers in 2014.

Named Executive Officer	Base Salary Effective April 1, 2014	Prior Base Salary
Ronald M. DeFeo	$1,300,000	$1,300,000
Kevin P. Bradley	$579,600	$560,000
Steve Filipov	$568,875	$555,000
Ken Lousberg	$368,390	$357,660
Timothy Ford	$594,500	$580,000

The Committee believed the base salary increases to Messrs. Bradley, Filipov, Lousberg and Ford, of 2.5% to 3.5% were appropriate as these increases were within the range of base salary increases provided by the Benchmark Companies. Mr. DeFeo did not receive a salary increase due to his base salary being above the 50th percentile of the Benchmark Companies and the absolute amount of his base salary.

The Committee believes that while the base salary ranges in 2014 for the Company’s Named Executive Officers were generally above the 50th percentile, the base salaries for the executive officers as a whole were, in the aggregate, at or slightly above the 50th percentile of the Benchmark Companies. In part, this is a reflection of the long tenure with the Company by a number of the Company’s Named Executive Officers. Mr. DeFeo’s approximately 20 year tenure as CEO of the Company, significantly above the average tenure of a CEO, is also a principal cause of Mr. DeFeo’s base salary being above the 50th percentile of the Benchmark Companies.

Annual Cash Bonus: In addition to base salary, each executive officer is eligible for an annual cash bonus under the Omnibus Plan, which was adopted by the Board and approved by the stockholders of Terex in 2009 and 2013. The Committee’s objective is to provide the Company’s executive officers with a competitive bonus opportunity that is at the median of bonus target percentage ranges for the Benchmark Companies. The goal of the management annual incentive bonus program is to provide bonus opportunity and reward executives when their actions drive the overall performance of the Company. While there is downside risk to the executive in having a performance component that can result in no bonus, there is also an upside opportunity if the Company and the individual both perform well. This meets the Committee’s objective that superior performance that adds value to the Company should be rewarded and performance that does not meet expectations should have negative consequences. The Committee, in its sole discretion, may decrease or eliminate the payment of a bonus to any Covered Employee (as defined in Section 162(m) of the Code) under certain extraordinary events in accordance with the bonus plan.

Bonus payouts are based upon the Company’s performance and the executive’s individual performance, both measured against previously determined targets. The individual targets include both financial and non-financial metrics, and contain individual and Company performance measures. The CEO’s bonus target for 2014 was 125% of his base salary. The bonus targets of the other executive officers generally range from 50% - 75% of their base salary.

The Committee believes that bonus target percentage ranges for the Company’s executive officers, were in a range around the 50th percentile of bonus target percentage ranges for the Benchmark Companies. Although the Company improved its performance in 2014 versus 2013, the Company’s performance was below the expectations of the Committee entering 2014. As a result, bonus payouts, in the aggregate, were approximately 50% of the target bonus amounts and below last year's payouts. Due to the Company’s financial performance in 2014, the actual 2014 bonus payouts for each of the Named Executive Officers, were generally below the bonus target percentage ranges for the Benchmark Companies. The Committee believes this is consistent with its philosophy of paying for superior performance.

In 2014, 80% of the bonus target for each of the Named Executive Officers was based upon an earnings per share ("EPS") measurement determined at the overall Terex level and the other 20% was based on individual performance areas. For 2014, as in prior periods, the Committee determined that no bonuses would be paid if the Company did not have positive net income in 2014 so that an executive would not have received any bonus for achievement of individual performance targets in 2014 even if he exceeded his individual performance targets.

In addition to the elements of the 2014 bonus plan described above, there was an additional incremental incentive if certain free cash flow targets were achieved in 2014. If the Company generated free cash flow of $325 million in 2014, all management incentive bonus participants were eligible to receive an additional 10% of the actual amount of bonus payout. For performance beyond $325 million, an additional 2% of the actual amount of payout would be made for each $20 million of free cash flow generated, up to a total potential of 20%, for free cash flow generation of $425 million and greater amounts. These target amounts were stretch goals above what was set in the 2014 budget approved by the Board in December 2013. This incremental incentive was designed to heighten management’s focus on improving working capital, an area that certain large stockholders had recommended should receive additional attention.

Named Executive Officer (Other than CEO) Bonus Targets:

Quantitative Targets: The Committee has historically used return on invested capital as one of the primary measures to assess annual operational performance. However, in early 2014, with the assistance of its new compensation consultant, the Committee undertook an extensive review of the performance measures used in the Company’s compensation program. Based on this review, and feedback from some of the Company’s largest stockholders, the Committee determined that EPS was a more appropriate performance measure for annual incentive awards as this metric was more closely aligned with the Company’s one year performance and ROIC was a more appropriate performance measure for long-term incentive awards as that metric was more closely aligned with longer-term performance and decision making.

For 2014, the targeted EPS value was $2.38 per share, which was based upon the 2014 budgeted operating forecast of the Company, approved by the Board in December 2013. The following table indicates the correlation between the Company’s EPS and the payout percentage of the quantitative portion of the bonus target:

2014 EPS	Payout Percentage
Below $1.67	0%
$1.67	25%
$1.90	50%
$2.14	75%
$2.38	100%
$2.62	150%
$2.86 or greater	200%

Qualitative Targets: Individual performance for each of the executive officers can include all or any combination of segment performance, business unit performance, personal goals, as well as other financial and non-financial measurements and milestones. The CEO is responsible for determining individual performance measurements for each of his direct reports. The individual performance calculation for the executive officers, other than the CEO, is done on a holistic basis in evaluating the achievement of such goals rather than based upon a rigid formula. The difficulty in achieving the targeted goals depends on a variety of factors, some of which are in the executive’s control and some of which are not. These targets are established annually based on the business plan of the Company for the coming year and in conjunction with the executive’s annual review by the CEO. If the Company achieves its business plan objectives for the year, the Committee believes the goals are attainable. Unlike the quantitative targets, the maximum payout percentage for qualitative targets is 100%. This is done in an effort to increase the alignment of the executives’ interests and the Company’s stockholders.

The Company’s EPS, as adjusted for certain unusual and non-recurring items and calculated in accordance with the Company’s bonus plan, for 2014 was $2.16, which would have resulted in a payout of 77% of the quantitative target. However, the Committee noted that the adjusted EPS included certain extraordinary non-operational items and the business segments as a whole missed their budgeted operating targets, resulting in the Company missing market EPS expectations. As a result, after adjusting for these items, the Committee determined that the appropriate amount of the EPS portion of the bonus should be 35% of the quantitative target. Due to the

Company’s achievement of $329 million of free cash flow, each executive earned an additional 10.4% bonus payout. The following table shows the total 2014 bonus payout under the Omnibus Plan, and details the bonus amount that was earned for the quantitative and qualitative portions of the 2014 bonus for each of the Named Executive Officers other than the CEO.

Name	Bonus Amount for Achievement of Quantitative Targets	Bonus Amount for Achievement of Qualitative Targets	Bonus Amount for Achievement of the Free Cash Flow Target	Total Bonus
Kevin P. Bradley	$120,701	$86,215	$21,519	$228,435
Steve Filipov	$118,745	$84,818	$21,171	$224,734
Ken Lousberg	$76,806	$54,862	$13,693	$145,361
Timothy Ford	$124,094	$35,456	$16,593	$176,143

CEO Bonus Targets:

Quantitative Targets: Consistent with the other Named Executive Officers, the 2014 quantitative financial performance measure was EPS for Mr. DeFeo and represented 80% of his bonus target.

Qualitative Targets: The following table provides a detailed listing of the qualitative performance measures that were considered by the Committee and their percentage weighting:

Performance Measure	Weighting (%)	Goals
Management Development, Training and Coaching	5%	Continue succession planning efforts and development of executives in their new positions and begin implementation of new "Management for Success" development program.
Operations and Engineering	5%
Implement certain operational improvements throughout the Company, including facility upgrades, model simplification and Tier IV engine conversions. Achieve 23% working capital as a percentage of net sales and successfully deliver large automated port projects.

Sales and Marketing	5%	Maintain market share in core markets. Build next generation AWP sales team and improve Terex Construction direct sales to the rental channel.
Business Development, Financial Processes and Capital Deployment	5%	Execute on JV and other business development opportunities. Improve segment strategic planning. Complete share repurchases and improve the Company's tax rate.

The following tables detail the quantitative and qualitative portions of Mr. DeFeo’s 2014 bonus amount:

Quantitative Bonus Goal	Quantitative Bonus Target Amount	Bonus Amount for Achievement of Quantitative Targets
EPS	$1,300,000	$455,000
Total	$1,300,000	$455,000

Qualitative Bonus Goal	Qualitative Bonus Target Amount	Bonus Amount for Achievement of Qualitative Targets
Management Development, Training and Coaching	$81,250	$81,250
Operations and Engineering	$81,250	$60,938
Sales and Marketing	$81,250	$73,125
Business Development, Financial Processes and Capital Deployment	$81,250	$81,250
Total	$325,000	$296,563

Due to the Company’s achievement of $329 million of free cash flow, Mr. DeFeo earned an additional 10.4% bonus payout, equal to $78,162, which resulted in a total bonus amount of $829,725.

Benefits and Perquisites: The Company previously eliminated substantially all perquisites that applied only to its executive officers other than benefits which are also provided generally to all other U.S.-based salaried employees, such as Company-paid life insurance and matching contributions in the Company’s 401(k) Plan and Employee Stock Purchase Plan, medical, dental and vision plans, flexible spending accounts, long and short-term disability coverage and relocation reimbursements and payments. In addition, executive officers, as well as certain other middle management team members of the Company, may elect to defer compensation and receive matching contributions in one of the Company’s deferred compensation plans.

Generally, perquisites granted to executive officers are allocated to their income and they are required to pay income taxes on such perquisites. The Company does not provide a tax gross up on executive perquisites except as they relate to certain relocation benefits or expatriate assignments. In 2014, the Company provided a tax gross up to Mr. Lousberg related to expatriate benefits relating to his assignment in China. The Company also provides these types of expatriate benefits and tax gross ups to many middle management team members, as they are often necessary to induce team members and new hires to relocate based on the business needs of the Company.

Long-Term Incentive Compensation: One of the primary components of the Company’s long-term incentive compensation is the granting of restricted stock and/or cash awards to executive officers, including awards which have a performance-based component. In this manner, the stock awards have the dual objective of helping to build stockholder value while also serving to retain and motivate the Company’s senior leadership. Long-term incentive compensation is designed to provide wealth creation for executives if stockholder value is created.

The Company’s objective is to provide its executive officers with long-term incentive awards that are generally within the third quartile of the award level at the Benchmark Companies. Long-term incentive awards may include cash and non-cash components. When determining the size of equity awards, the Committee also believes that there is merit in taking into account the amount of equity that an executive owns in the Company, and the Committee undertook an extensive review in 2014 of the equity ownership in the Company of each of the executives. However, the overriding factor in determining the size and amount of equity grants is ensuring that grants are motivational and measurable, while providing competitive equity grants that are determined based on grant date economic value. In 2014, the long-term incentive awards to the Named Executive Officers were, in the aggregate, within the third quartile of the award level at the Benchmark Companies.

In 2014, the long-term compensation awards granted by the Company consisted of time based restricted stock awards and performance-based restricted stock awards (other than for Mr. DeFeo, who received solely performance-based awards in equal amounts of stock and cash pursuant to the terms of the DeFeo Agreement). For each of the executive officers, other than Messrs. DeFeo and Bradley, the allocation of the economic value assigned to the time and performance based components of the long-term incentive awards granted in 2014 were intended to each be approximately 50% of the total restricted stock award value. The long-term incentive awards for Messrs. DeFeo and Bradley were more heavily performance-based than that of the other executives because the Committee believes that they are the two executives with the highest level of decision-making in the Company and, therefore, have the greatest potential impact on the Company’s overall performance. As a result, the Committee believes their compensation should be more heavily weighted to the Company’s overall performance than that of the other executive officers.

Long-Term Incentive Awards
	Performance-Based	Time-Based
Ronald M. DeFeo	100%	0%
Kevin P. Bradley	80%	20%
Steve Filipov	50%	50%
Ken Lousberg	50%	50%
Timothy Ford	50%	50%

2014 Long-Term Awards: The Company’s policy is to make grants of long-term incentive awards in the first quarter of each calendar year, which is soon after the Company’s prior year’s results are finalized and released publicly, as well as after the Company’s budget has been finalized for the coming year.

Following that policy, in February 2014, the executive officers were granted long-term incentive awards. The grants for the executives (other than Mr. DeFeo) contained both time-based awards and performance-based awards. Each time-based award will vest solely on the passage of time over a three-year period, with one-third of the time-based award vesting on February 26 of each of 2015, 2016 and 2017, to the extent the executive is still employed with the Company.

The Committee historically has used EPS as one of the two long-term incentive award metrics. As described above, the Committee determined that EPS was a more appropriate performance measure for annual incentive awards and ROIC was a more appropriate performance measure for long-term incentive awards. ROIC is one of the primary measures to assess operational performance, as it measures how effectively the Company uses money invested in its operations, and the Committee believes this is a metric that is strongly aligned with longer-term performance and decision making. ROIC highlights the level of value creation when compared to the Company’s cost of capital. The after tax measurement of ROIC is important because the Committee believes tax planning and management are important components of the Company’s overall performance.

Each long-term incentive award included two performance-based awards. The first performance-based award (the “ROIC Award”) is generally contingent upon the Company achieving a targeted ROIC in each of 2014, 2015 and 2016 (the “ROIC Target”). For each of 2014, 2015 and/or 2016, the proportionate target amount will be received if the Company achieves its ROIC Target for such year, with the amount subject to increase or decrease for attainment above or below the ROIC Target for such year (Mr. DeFeo’s ROIC Award is based on achieving a targeted ROIC in 2014, with the award for 2015 being made in that year pursuant to the terms of the DeFeo Agreement). The ROIC Target for 2014 was 10.46%. As a result of the Company’s performance, the executives earned 98.3% of the 2014 portion of the performance-based award and forfeited the other 1.7% of the award. The ROIC Targets for 2015 and 2016 will be based upon the budget approved by the Board in the December prior to the applicable year. The ROIC Target for 2015 is 10.1%. The executive will receive 100% of the ROIC Award for a particular year if the Company achieves the ROIC Target for such year. For performance that fails to meet the ROIC Target, less than 100% of the ROIC Award will be received, with the actual payment amount corresponding directly with the level of achievement under the target (e.g., 90% achievement would result in a 75% payment, 80% achievement would result in a 50% payment, 70% achievement would result in a 25% payment and less than 70% achievement would result in no payment). Alternatively, for performance that exceeds the ROIC Target, greater than 100% of the ROIC Shares will be received, with the actual payment amount corresponding directly with the level of achievement in excess of the target (e.g., 110% achievement would result in a 125% payment, 120% achievement would result in a 150% payment, 140% achievement would result in 200% achievement and greater than 140% achievement is capped at a payment of 200%). The Committee, together with its independent consultant, did a thorough review of the long-term incentive awards granted by the Benchmark Companies. The Committee discovered that the predominant practice of the Benchmark Companies was to provide a threshold payout at a level that is less than 50%. As a result, for 2014, the Committee changed the threshold payout to 25% for 70% achievement (in prior years the threshold payout was 50% for 80% achievement). This more closely aligns with the threshold levels of the Benchmark Companies as it is important for the performance range to be sufficiently wide enough to reflect reasonable probability of achievement and to pay out lower amounts for lower levels of achievement.

The second performance-based award (the “TSR Award”) is contingent upon the Company achieving a percentile rank of 50th (the “TSR Target”) against the Benchmark Companies for three year annualized total stockholder return (“TSR”) for the period January 1, 2014 through December 31, 2016. TSR combines share price appreciation and dividends paid to measure the total return to shareholders. TSR is calculated by adding the change in a company’s stock price during a specified time period to any dividends paid by such company during the time period and dividing that sum by the stock price of such company at the beginning of the period. The executive will receive 100% of the TSR Shares if the Company achieves the TSR Target for each of the measurement periods. For attainment at or above the 80th percentile, the amount of shares to be received will be capped at 200% of the TSR Shares. If attainment is at the 30th percentile, the amount of shares to be received will be 25% of the TSR Shares. For performance below the 30th percentile, no shares will be received. For each percentile increase or decrease in attainment above or below the TSR Target, the amount of shares to be received will increase or decrease in a straight line between the above stated performance levels. The Committee, together with its independent consultant, did a thorough review of the TSR awards granted by the Benchmark Companies. The Committee determined that the predominant practice of Benchmark Companies that provided TSR awards was to have a threshold payment below the 40th percentile or lower. As a result, for 2014, the Committee changed the threshold percentile rank to the 30th percentile (in prior years the threshold percentile was the 40th percentile) to more closely align with the Benchmark Companies. In addition, the amounts that would be paid at the new threshold level were also lowered.

The Committee believes that the three year period for these awards and these performance metrics helps motivate long-term decision making and better aligns the interests of the executives and the Company’s stockholders.

Post-Employment Compensation

Retirement Plans and Life Insurance: The Company offers a variety of mechanisms for its executive officers to plan for their retirement. These plans are offered to attract and retain executive officers by offering them benefits similar to those offered by the Benchmark Companies. The retirement plans offered by the Company to its executive officers generally include a 401(k) plan, which is also offered to most of the Company’s U.S. based employees, a deferred compensation plan, an ERISA excess plan, a defined benefit supplemental executive retirement plan (“DB SERP”), a defined contribution supplemental executive retirement plan (“DC SERP”, and together with the DB SERP, the “SERPs”) and, for the CEO, a defined benefit pension plan which has been frozen since 1993. The DB SERP is closed to new participants. A senior executive participating in the DB SERP is not eligible to participate in the DC SERP. Pursuant to the DeFeo Agreement, the annual benefit Mr. DeFeo is entitled to receive under the DB SERP is fixed at $1 million. In accordance with the DeFeo agreement, the SERP benefit for Mr. DeFeo shall be funded in an irrevocable rabbi trust. See “Pension Benefits” for a description of the SERPs and “Nonqualified Deferred Compensation” for a description of the Company’s deferred compensation plan.

In addition, each executive officer receives a life insurance benefit that provides his or her family with a core level of security in case of the premature death of the executive officer. The Company provides each executive officer with a group life insurance benefit that is approximately two times his or her base salary. The Company owns a universal life insurance policy on the life of Mr. DeFeo in the amount of $10,000,000. Pursuant to the terms of a life insurance agreement, the Trustee of the Ronald M. DeFeo 1996 Life Insurance Trust has the right to designate a beneficiary or beneficiaries to receive the insurance proceeds from this policy on Mr. DeFeo’s death, subject to the Company’s right to first receive a certain portion of the insurance proceeds. Pursuant to the DeFeo Agreement, the Company has agreed to transfer the life insurance policy to Mr. DeFeo at the expiration of the life insurance agreement.

Termination of Employment and Change in Control Arrangements: Each of the Named Executive Officers, other than Mr. DeFeo, is a party to a Change in Control and Severance Agreement with the Company (collectively, the “Executive Agreements”). The Company and Mr. DeFeo entered into the DeFeo Agreement that contains provisions regarding termination of employment and change in control circumstances. The Company does not have any agreements that contain excise tax gross ups.

The Executive agreements provide the executive officers with a core level of assurance that their actions on behalf of the Company and its stockholders can proceed without the potential distraction of short-term issues that may affect the Company (e.g., merger, buyout, etc.) and helps ensure that they continue to act in the best interests of the Company. In addition, these agreements contain measures that protect the Company as well, such as confidentiality, non-compete and non-solicitation provisions. The key terms of these agreements are generally customary provisions for agreements of this type and are described below in “Potential Payments Upon Termination or Change in Control.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table below shows the compensation for the three previous fiscal years of the Company’s CEO and Chief Financial Officer. The Summary Compensation Table also shows the compensation for the 2014 fiscal year for each of the Company’s three other highest paid executive officers who had 2014 total qualifying compensation in excess of $100,000 (the “Named Executive Officers”), as well as the compensation for one or both of the prior two fiscal years if such executive officer qualified as a Named Executive Officer in such year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Ronald M. DeFeo Chairman and Chief Executive Officer	2014 2013 2012	$1,300,000 $1,295,000 $1,270,833	-0- -0- -0-	$2,824,714 $3,154,125 $8,492,596	-0- -0- -0-	$829,725 $1,015,625 $3,905,831	$2,190,684 -0- $4,528,341	$288,199 $199,625 $189,264	$7,433,322 $5,664,375 $18,386,865
Kevin P. Bradley Senior Vice President and Chief Financial Officer	2014 2013 2012	$574,625 $554,221 $461,813	-0- -0- -0-	$1,903,647 $2,171,881 $1,084,154	-0- -0- -0-	$228,435 $275,411 $382,745	$504,460 $28,414 $145,409	$30,980 $23,837 $20,666	$3,242,147 $3,053,764 $2,094,787
Steve Filipov President, Terex Material Handling & Port Solutions	2014 2013 2012	$565,353 $550,969 $502,620	-0- -0- -0-	$1,265,849 $1,671,168 $1,056,615	-0- -0- -0-	$224,734 $273,789 $416,561	$1,047,856 -0- $216,736	$105,861 $96,986 $89,397	$3,209,653 $2,592,912 $2,281,929
Ken Lousberg President, Terex China	2014 2013	$365,666 $348,281	-0- -0-	$738,412 $755,310	-0- -0-	$145,361 $173,073	$498 $125	$1,255,143 $938,232	$2,505,080 $2,215,021
Timothy A. Ford President, Terex Cranes	2014 2013 2012	$590,819 $577,814 $524,481	-0- -0- -0-	$1,371,336 $1,731,914 $1,235,835	-0- -0- -0-	$176,143 $286,119 $434,437	$4,435 $4,027 $3,866	$118,510 $120,420 $100,421	$2,261,243 $2,720,294 $2,299,040
______________________

(1) See Note P – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.

(2) The amounts listed in the Stock Awards column are the aggregate grant date fair value amounts computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The amounts listed in the Stock Awards column include awards that are subject to performance conditions. For the 2014 awards, if the maximum performance is achieved, the stock award amounts for Messrs. DeFeo, Bradley, Filipov, Lousberg and Ford would be $5,649,428, $3,457,294, $1,931,697, $1,126,823 and $2,092,672, respectively. Approximately $1.0 million in stock awards granted in 2011, 2012 and 2013 were forfeited in 2014 by Mr. DeFeo and approximately $0.6 million in stock awards granted in 2011, 2012 and 2013 were forfeited in 2014 by the other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Committee. Approximately $0.7 million in stock awards granted in 2012, 2013 and 2014 were forfeited in 2015 by Mr. DeFeo and approximately $0.8 million in stock awards granted in 2012, 2013 and 2014 were forfeited in 2015 by the other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Committee.

(3) The 2014 and 2013 amounts for Messrs. DeFeo, Bradley, Filipov, Lousberg and Ford reflect annual incentive awards earned during fiscal years 2014 and 2013, respectively, under the Omnibus Plan. The amount in this column for 2012 for Mr. DeFeo is comprised of a cash award that was granted in 2009 under the Omnibus Plan and vested and became payable in February 2012 ($2,151,905) and the 2012 annual incentive award granted under the Omnibus Plan ($1,755,339). The 2012 amounts for Messrs. Bradley, Ford and Filipov reflect annual incentive awards earned during fiscal year 2012 under the Omnibus Plan.

(4) The amounts in this column for Messrs. DeFeo, Bradley and Filipov reflect the actuarial increase in the present value of the Named Executive Officers’ benefits under all defined benefit pension plans for 2014 and 2012. The amount in this column for 2013 for Mr. Bradley reflects the actuarial increase in the present value of his benefits under all defined benefit pension plans. The present value of the benefits under all defined benefit plans for Messrs. DeFeo and Filipov for 2013 were $(2,388,600) and $(138,162) and are reflected as $0 in accordance with SEC rules.

No Named Executive Officer received preferential or above-market earnings on deferred compensation in 2014, except for Messrs. Lousberg and Ford and who received $498 and $4,435, respectively, in earnings that were above-market or preferential.

(5) As part of its competitive compensation program, the Company in 2014 provided its Named Executive Officers with certain perquisites and other personal benefits. The amounts listed below are the aggregate incremental cost of the benefits and perquisites paid by the Company. The aggregate incremental cost to the Company is computed as the actual out-of-pocket cost to the Company of supplying such perquisite. For example, the amount listed under the Company Paid Life Insurance column is the amount that the Company paid to a third party as a result of providing the life insurance to the Named Executive Officer. As part of their compensation, each of the Named Executive Officers in 2014 received the benefits and perquisites listed in the table below:

Name	Disability Premiums	401(k) Matching Contributions	Employee Stock Purchase Plan Company Contributions	Company Paid Life Insurance	Dividends on Stock Awards	Other*	Total
Ronald M. DeFeo	$9,367	$13,000	$1,950	$166,221	$45,161	$52,500	$288,199
Kevin P. Bradley	$5,304	$13,000	$1,950	$2,592	$8,134	-0-	$30,980
Steve Filipov	$5,225	$13,000	-0-	$2,592	$10,444	$74,600	$105,861
Ken Lousberg	$3,762	$13,000	$2,925	$2,123	$5,769	$1,227,564	$1,255,143
Timothy A. Ford	$4,773	$13,000	-0-	$2,632	$11,466	$86,639	$118,510

______________________

* The amount shown for Mr. DeFeo is the Company’s matching contribution to the ERISA Excess Plan; the amount shown for Mr. Filipov is for the reimbursement of Mr. Filipov’s children’s education; the amount shown for Mr. Lousberg consists of (i) $719,034 for the payment of taxes as a result of his expatriate assignment, of which $36,269 is for the reimbursement of taxes, (ii) $279,513 for housing and other living costs associated with being based in Beijing, (iii) $93,487 for the reimbursement of Mr. Lousberg’s children’s education, (iv) $66,209 for matching contributions to the Company’s ERISA Excess Plan and the Company’s contribution to the DC SERP, (v) $41,632 for tax preparation services, (vi) $25,584 for the use of a Company vehicle, (vii) $2,055 for storage and (viii) $50 for a wellness award; and the amount shown for Mr. Ford consists of $86,414 for the Company’s contribution to the DC SERP and $225 for a wellness award.

Grants of Plan-Based Awards
The following table sets forth information on grants of awards under the Company’s equity and non-equity incentive plans during 2014 to the Named Executive Officers. The amount of stock awards, option awards and non-equity incentive plan compensation recognized for financial reporting purposes by the Company for the Named Executive Officers during 2014 is also listed in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Thresh- old ($)	Target ($)	Maximum ($)	Thresh-old (#)	Target (#)	Maximum (#)
Ronald M. DeFeo	2/26/2014				7,298	29,190	58,380				$1,272,683
	2/26/2014				7,298	29,190	58,380				$1,552,031
	2/26/2014 (2)	$300,000	$1,200,000	$2,400,000
	2/26/2014 (2)	$300,000	$1,200,000	$2,400,000
	N/A	$20,313	$1,625,000	$2,925,000
Kevin P. Bradley	2/26/2014				4,014	16,055	32,110				$700,000
	2/26/2014				4,014	16,055	32,110				$853,647
	2/26/2014							8,028			$350,000
	N/A	$21,554	$431,075	$775,935
Steve Filipov	2/26/2014				1,720	6,881	13,762				$300,000
	2/26/2014				1,720	6,881	13,762				$365,849
	2/26/2014							13,761			$600,000
	N/A	$21,205	$424,090	$763,362
Ken Lousberg	2/26/2014				1,004	4,014	8,028				$175,000
	2/26/2014				1,004	4,014	8,028				$213,412
	2/26/2014							8,028			$350,000
	N/A	$13,716	$274,308	$493,754
Timothy A. Ford	2/26/2014				1,864	7,454	14,908				$325,000
	2/26/2014				1,864	7,454	14,908				$396,336
	2/26/2014							14,908			$650,000
	N/A	$22,160	$443,194	$797,449
______________________

(1)     The target award levels established for the annual incentive program are established annually in the first quarter and are expressed as a percentage of the NEO’s base salary. See Compensation Discussion and Analysis under the heading “Annual Cash Bonus” for a description of the annual incentive bonus program. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the annual incentive bonus program that were paid in March 2015, based on performance in 2014. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the target award levels were established in the first quarter of 2014. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)    The amounts reflected for Mr. DeFeo represent the threshold, target and maximum amounts for performance cash awards granted in 2014. The first performance cash award is subject to the Company achieving certain ROIC targets and the second performance cash award is subject to the Company achieving certain TSR targets. The performance cash awards pay $0 for performance below threshold. These performance cash awards will vest in full in 2016 for the ROIC cash award and 2017 for the TSR cash award, if the target performance criteria is satisfied. For a description of the process for determining target award levels and the terms of the performance cash awards, please refer to Compensation Discussion and Analysis under the heading “Long-Term Incentive Compensation.” Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such performance cash awards shall vest immediately.

(3)    The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for performance share awards granted in 2014. The first performance share award is subject to the Company achieving certain ROIC targets and the second performance share award is subject to the Company achieving certain TSR targets. The performance share awards pay $0 for performance below threshold. These performance shares will vest in full in 2017 (Mr. DeFeo's ROIC award will vest in full in 2016) if the target performance criteria is satisfied. For a description of the process for determining target award levels and the terms of the performance share awards, please refer to Compensation Discussion and Analysis under the heading “Long-Term Incentive Compensation.” Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such performance shares shall vest immediately. Dividends, if any, are paid on earned performance shares at the same rate as paid to all stockholders.

(4)    The amounts in this column reflects the time-based restricted stock awards granted in 2014. For a description of the process for determining award levels and the terms of such awards, see Compensation Discussion and Analysis under the heading “Long-Term Incentive Compensation.” Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such restricted stock award shall vest immediately. Dividends, if any, are paid on restricted stock awards at the same rate as paid to all stockholders.

(5)    The grant date fair value of the equity awards granted in 2014 was calculated in accordance with ASC 718. For a description of the assumptions made in valuing the equity awards see Note P – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised stock options, Restricted Stock that has not vested and equity incentive plan awards that have not yet vested for each of the Named Executive Officers as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ronald M. DeFeo								125,000 (2)	$3,485,000
								125,000 (3)	$3,485,000
						16,032 (4)	$446,972
						100,707 (5)	$2,807,711
								40,846 (6)	$1,138,786
								21,455 (7)	$598,165
								31,837 (8)	$887,616
								95,510 (9)	$2,662,819
								27,842 (10)	$776,235
								13,772 (11)	$383,963
								13,772 (12)	$383,963
								13,771 (13)	$383,935
								29,190 (14)	$813,817
								7,297 (15)	$203,440
								7,298 (16)	$203,468
								7,297 (17)	$203,440
								7,298 (18)	$203,468
Kevin P. Bradley	10,000			$45.75	6/1/2016
						2,398 (19)	$66,856
								8,763 (20)	$244,312
						6,694 (4)	$186,629
								4,264 (6)	$118,880
								2,239 (7)	$62,423
								3,323 (8)	$92,645
								9,969 (9)	$277,936
						7,855 (21)	$218,997
								5,255 (10)	$146,509
								7,799 (22)	$217,436
								7,800 (23)	$217,464
								7,799 (11)	$217,436
								7,799 (12)	$217,436
								7,800 (13)	$217,464
						8,074 (24)	$225,103

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
								5,351 (14)	$149,186
								5,352 (25)	$149,214
								5,352 (26)	$149,214
								4,013 (15)	$111,882
								4,014 (16)	$111,910
								4,014 (17)	$111,910
								4,014 (18)	$111,910
Steve Filipov	10,000			$45.75	6/1/2016
						3,897 (19)	$108,648
								14,239 (20)	$396,983
						6,524 (4)	$181,889
								4,154 (6)	$115,814
								2,183 (7)	$60,862
								3,239 (8)	$90,303
								9,716 (9)	$270,882
						15,774 (21)	$439,779
								2,638 (10)	$73,547
								3,916 (22)	$109,178
								3,916 (23)	$109,178
								3,915 (11)	$109,150
								3,916 (12)	$109,178
								3,916 (13)	$109,178
						13,841 (24)	$385,887
								2,293 (14)	$63,929
								2,294 (25)	$63,957
								2,294 (26)	$63,957
								1,720 (15)	$47,954
								1,720 (16)	$47,954
								1,720 (17)	$47,954
								1,721 (18)	$47,981
Ken Lousberg	2,000			$45.75	6/1/2016
						2,743 (19)	$76,475
						4,154 (4)	$115,814
								2,646 (6)	$73,770
								1,390 (7)	$38,753
								2,062 (8)	$57,489
								6,186 (9)	$172,466
						7,130 (21)	$198,784
								1,192 (10)	$33,233
								1,770 (22)	$49,348
								1,770 (23)	$49,348
								1,769 (11)	$49,320
								1,770 (12)	$49,348
								1,770 (13)	$49,348

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
						8,074 (24)	$225,103
								1,338 (14)	$37,303
								1,338 (25)	$37,303
								1,338 (26)	$37,303
								1,003 (15)	$27,964
								1,004 (16)	$27,992
								1,003 (17)	$27,964
								1,004 (18)	$27,992
Timothy A. Ford	10,000			$45.22	10/2/2016
						4,497 (19)	$125,376
								16,430 (20)	$458,068
						7,630 (4)	$212,724
								4,860 (6)	$135,497
								2,553 (7)	$71,178
								3,788 (8)	$105,609
								11,364 (9)	$316,828
						16,347 (21)	$455,754
								2,735 (10)	$76,252
								4,058 (22)	$113,137
								4,058 (23)	$113,137
								4,058 (11)	$113,137
								4,058 (12)	$113,137
								4,058 (13)	$113,137
						14,995 (24)	$418,061
								2,484 (14)	$69,254
								2,485 (25)	$69,282
								2,485 (26)	$69,282
								1,863 (15)	$51,940
								1,864 (16)	$51,968
								1,863 (17)	$51,940
								1,864 (18)	$51,968
______________________

(1)     Values based on the closing price of the Company’s Common Stock on the NYSE on December 31, 2014 of $27.88.

(2)    The shares of Restricted Stock will vest upon satisfaction of all of the following: (i) the Company’s closing stock price is 25% above the closing stock price on the date of grant for 30 consecutive trading days; (ii) the Company’s closing stock price equals or exceeds $45.00 for ten consecutive trading days; and (iii) the fourth anniversary of the date of grant shall have occurred. If all of the above criteria are not satisfied on or prior to March 3, 2017, the performance award shall be forfeited.

(3)    The shares of Restricted Stock will vest upon satisfaction of all of the following: (i) the Company’s closing stock price is 25% above the closing stock price on the date of grant for 30 consecutive trading days; (ii) the Company’s closing stock price equals or exceeds $60.00 for ten consecutive trading days; and (iii) the fourth anniversary of the date of grant shall have occurred. If all of the above criteria are not satisfied on or prior to March 3, 2017, the performance award shall be forfeited.

(4)    The shares of Restricted Stock vested in full on March 1, 2015.

(5)    The shares of Restricted Stock will vest in full on December 31, 2015.

(6)    The shares of Restricted Stock vested in full on the third anniversary of the date of grant because the Company exceeded its targeted EPS for 2012. Based on the Company’s performance, each executive received 127.4% of the initial performance award.

(7)    The shares of Restricted Stock that were earned vested in full on the third anniversary of the date of grant because the Company exceeded its threshold EPS for 2013. Based on the Company’s performance, each executive earned 67.0% of the initial performance award and forfeited the remaining 33.0% as the Company’s EPS performance was below the target.

(8)    The shares of Restricted Stock vested in full on the third anniversary of the date of grant because the Company exceeded its threshold EPS for 2014. Based on the Company’s performance, each executive earned 85.4% of the initial performance award and forfeited the remaining 14.6% as the Company’s EPS performance was below the target.

(9)    The shares of Restricted Stock that were earned vested in full on the third anniversary of the date of grant because the Company exceeded its threshold TSR percentile ranks for the annual periods between January 1, 2012 and December 31, 2014. Based on the Company’s performance, each executive earned 96.0% of the initial performance award and forfeited the remaining 4.0% as the Company’s TSR performance was below the target.

(10)    The shares of Restricted Stock will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2015 financial statements are completed and filed with the SEC because the Company exceeded its threshold EPS for 2013. Based on the Company’s performance, each executive earned 67.0% of the initial performance award and forfeited the remaining 33.0% as the Company’s EPS performance was below the target.

(11)    The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2013 and December 31, 2013. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2015 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. As the Company’s TSR percentile rank for the period January 1, 2013 through December 31, 2013 was the 75th percentile, each executive earned 183% of the initial performance award.

(12)    The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual periods between January 1, 2014 and December 31, 2014. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2015 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. As the Company’s TSR percentile rank for the period January 1, 2014 through December 31, 2014 was below the threshold of the 40th percentile for that time period, the executives did not receive any portion of the performance-based award.

(13)    The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual periods between January 1, 2015 and December 31, 2015. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2015 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

(14)    The shares of Restricted Stock for Mr. DeFeo will vest in full on the later of March 1, 2016, or after the Company’s 2015 financial statements are completed and filed with the SEC (the other executives will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2016 financial statements are completed and filed with the SEC) because the Company exceeded its threshold ROIC for 2014. Based on the Company’s performance, each executive earned 98.3% of the initial performance award and forfeited the remaining 1.7% as the Company’s ROIC performance was below the target.

(15)    The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual periods between January 1, 2014 and December 31, 2014. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2016 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. As the Company’s TSR percentile rank for the period January 1, 2014 through December 31, 2014 was below the threshold of the 30th percentile for that time period, the executives did not receive any portion of the performance-based award.

(16)    The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual periods between January 1, 2015 and December 31, 2015. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2016 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

(17)    The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual periods between January 1, 2016 and December 31, 2016. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2016 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

(18)    The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual periods between January 1, 2014 and December 31, 2016. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2016 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

(19)    The shares of Restricted Stock vested in full on March 3, 2015.

(20)    The shares of Restricted Stock vest upon satisfaction of all of the following: (i) the Company’s closing stock price is 25% above the closing stock price on the date of grant for 30 consecutive trading days; (ii) the Company’s closing stock price equals or exceeds $50.00 for ten consecutive trading days; and (iii) the fourth anniversary of the date of grant shall have occurred. If all of the above criteria are not satisfied on or prior to March 3, 2017, the performance award shall be forfeited.

(21)    The shares of Restricted Stock vest as follows: 1/2 on February 27, 2015; and 1/2 on February 27, 2016.

(22)    The shares of Restricted Stock will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2015 financial statements are completed and filed with the SEC because the Company exceeded its threshold EPS for 2014. Based on the Company’s performance, each executive earned 85.4% of the initial performance award and forfeited the remaining 14.6% as the Company’s EPS performance was below the target.

(23)    The shares of Restricted Stock will vest if the Company achieves a targeted EPS in 2015. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2015 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted EPS. The EPS target for 2015 is $2.34, which is based upon the Company’s budget for the 2015 fiscal year that was approved by the Board in December 2014, as adjusted to reflect changes in foreign currency and other developments that occurred after the budget was approved and before the target was set.

(24)    The shares of Restricted Stock vest as follows: 1/3 on February 26, 2015; 1/3 on February 26, 2016; and 1/3 on February 26, 2017.

(25)    The shares of Restricted Stock will vest if the Company achieves a targeted ROIC in 2015. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2015 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. The ROIC target for 2015 is 10.1%, which is based upon the Company’s budget for the 2015 fiscal year that was approved by the Board in December 2014, as adjusted to reflect changes in foreign currency and other developments that occurred after the budget was approved and before the target was set.

(26)    The shares of Restricted Stock will vest if the Company achieves a targeted ROIC in 2016. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2015 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. The ROIC target for 2016 will be based upon the Company’s budget for the 2016 fiscal year.

Option Exercises and Stock Vested

The table below summarizes the stock options exercised and each vesting of Restricted Stock during 2014 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald M. DeFeo	-0-	-0-	94,917	$4,161,878
Kevin P. Bradley	-0-	-0-	37,859	$1,668,990
Steve Filipov	2,500	$63,375	46,070	$2,033,021
Ken Lousberg	-0-	-0-	16,900	$743,948
Timothy A. Ford	-0-	-0-	52,338	$2,310,193

Pension Benefits

The table below provides information with respect to each of the Company’s pension plans that provide for payments at, following, or in connection with the retirement of a Named Executive Officer.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ronald M. DeFeo	Supplemental Executive Retirement Plan	20	$16,115,000	-0-
	Terex Pension Plan	1 (1)	$48,862	-0-
Kevin P. Bradley	Supplemental Executive Retirement Plan	9	$1,120,742	-0-
Steve Filipov	Supplemental Executive Retirement Plan	19	$2,721,491	-0-
Ken Lousberg	Not Applicable	-0-	-0-	-0-
Timothy A. Ford	Not Applicable	-0-	-0-	-0-
______________________

(1) Participation in the Terex Pension Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo, are credited with service for benefit purposes following such date.

The SERPs are intended to provide certain senior executives of the Company with retirement benefits in recognition of their contributions to the long-term growth of the Company. The DB SERP is closed to new participants. A senior executive participating in the DB SERP is not eligible to participate in the DC SERP.

Participants in the DB SERP with ten or more years of eligible service are vested and entitled to annual pension benefits beginning at a normal retirement age (“NRA”) of 65 or when age plus years of service first equal 90 (the “Normal Retirement Benefit”). Participants in the DB SERP who are vested but terminate employment prior to NRA shall receive a retirement benefit that is equal to the actuarial equivalent of the Normal Retirement Benefit.

The compensation covered by the DB SERP is generally based on a participant’s final five-year average of annual salary and bonus. Benefits are computed assuming an NRA of 65 or when age plus years of service first equal 90. Benefits accrue at 2% of average compensation per year of service, payable at the NRA, up to a maximum of 20 years of service. Benefits are payable monthly as a life annuity with 120 monthly payments guaranteed. Benefits are reduced by 50% for Social Security or similar payments and 100% for any other Company-paid defined benefit retirement benefits. Pursuant to the DeFeo Agreement, the annual benefit Mr. DeFeo is entitled to receive under the DB SERP is fixed at $1 million.

Participants in the DC SERP with ten or more years of eligible service are vested and entitled to contributions made by the Company to their DC SERP account. Annual contributions are based upon 10% of the participant’s base salary and bonus earned. The Company credits contributions in the DC SERP with an interest rate equal to a bond fund that mirrors an investment strategy in corporate bonds of companies rated Baa or higher by Moody’s. The annual rate of interest for 2014 was 4.62%. Benefits are payable in a lump sum payout following termination of employment.

Mr. DeFeo participates in the Terex Corporation Retirement Program for Salaried Employees (the “Retirement Plan”) which has merged into the Terex Pension Plan. None of the other Named Executive Officers participate in the Retirement Plan. Participants in the Retirement Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Retirement Plan for Mr. DeFeo are equal to the product of (i) his years of service (as defined in the Retirement Plan) and (ii) 1.08% of final average earnings (as defined in the Retirement Plan) plus 0.65% of such compensation in excess of amounts shown on the applicable Social Security Integration Table. There is no offset for primary Social Security. Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo, are credited with service for benefit purposes following such date. However, participants not currently fully vested will be credited with service for purposes of determining vesting only. The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $3,687 for Mr. DeFeo.

See Note O – “Retirement Plans and Other Benefits” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a detailed description of the assumptions that the Company uses in determining the present value of the accumulated benefit.

Nonqualified Deferred Compensation

The table below provides information for the Named Executive Officers with respect to the Company’s Deferred Compensation Plan and ERISA Excess Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Ronald M. DeFeo	$52,500	$52,500	-0-	-0-	$106,743
Kevin P. Bradley	-0-	-0-	-0-	-0-	-0-
Steve Filipov	-0-	-0-	-0-	-0-	-0-
Ken Lousberg	$27,874	$66,209	$(7,279)	-0-	$131,620
Timothy A. Ford	-0-	$86,414	$22,366	-0-	$519,718
______________________
(1) The amounts shown in the “Executive Contributions in Last FY” column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation table above.
(2) The amounts shown in the “Registrant Contributions in Last FY” column are included in the “All Other Compensation” column of the Summary Compensation table above.
(3) The amounts shown in the “Aggregate Earnings in Last FY” column includes $498 and $4,435 for Messrs. Lousberg and Ford , respectively, which amounts are included in the Summary Compensation Table above, as these earnings were above-market or preferential.
(4) Includes $237,216 for Mr. Ford, which amount was included in Summary Compensation Tables in previous years.

Under the Deferred Compensation Plan or ERISA Excess Plan, a Named Executive Officer may defer up to (i) 20% of his/her salary and (ii) 100% of his/her bonus (participants may not defer salary and/or bonus amounts in the same year to both the Deferred Compensation Plan and the ERISA Excess Plan). The deferrals in the Deferred Compensation Plan may be invested in Common Stock or in a bond index and deferrals in the ERISA Excess Plan may be invested in a number of investment options that generally mirror the investment options of the Company’s 401(k) Plan. The Company credits the deferrals in the Deferred Compensation Plan bond index with an interest rate equal to a bond fund that mirrors an investment strategy in corporate bonds of companies rated Baa or higher by Moody’s. The annual rate of interest for 2014 was 4.62%. For Deferred Compensation Plan deferrals, the Company makes a contribution of 25% of the Named Executive Officer’s salary and/or bonus that is invested in Common Stock. For ERISA Excess Plan deferrals, the Company makes a contribution of 100% of the Named Executive Officer’s salary and/or bonus that is deferred to the extent such deferral does not exceed 5% of salary and bonus. The Company does not make a contribution with respect to any deferrals into the Deferred Compensation Plan bond index. Participants in the Deferred Compensation Plan and ERISA Excess Plan are always fully vested in their deferrals and any matching contributions received. See “Pension Benefits” above for details on the DC SERP, including its vesting schedule.

The Named Executive Officers may receive payments under the Deferred Compensation Plan and ERISA Excess Plan after their employment terminates, upon their death or if they have an unforeseeable emergency (as defined in the Deferred Compensation Plan).

In addition, participants in the Deferred Compensation Plan may elect to receive all or a portion of their deferral, including the Company’s matching contribution, after the deferral has been in the Deferred Compensation Plan for at least three years. Furthermore, for deferrals made prior to December 31, 2004, if they elect to receive an accelerated distribution under the Deferred Compensation Plan, the Named Executive Officers shall (i) forfeit 10% of the amount of the distribution to the Company, (ii) forfeit any Company matching contribution that has not been in the plan for at least one year due to the accelerated distribution and (iii) be unable to make further deferrals into the plan for at least 12 months. In accordance with Section 409A of the Code, accelerated distributions are not allowed under the Deferred Compensation Plan for any deferrals made after December 31, 2004.

Potential Payments Upon Termination or Change in Control

If Mr. DeFeo’s employment with the Company is terminated for any reason, including for Cause (as such term is defined in the DeFeo Agreement), due to Mr. DeFeo’s death or disability, or by Mr. DeFeo voluntarily, or if Mr. DeFeo elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo or his beneficiary is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) any deferred compensation then in effect, (ii) any other compensation or benefits that have vested through the date of termination or to which Mr. DeFeo may then be entitled, including long-term incentive compensation awards, stock and stock option awards, and (iii) reimbursement of expenses incurred by Mr. DeFeo through the date of termination but not yet reimbursed. If Mr. DeFeo’s employment with the Company is terminated as the result of Mr. DeFeo’s death or disability, then Mr. DeFeo or his beneficiary would also be entitled to receive a prorated portion of his bonus for the fiscal year during which such termination occurs.

If Mr. DeFeo’s employment with the Company is terminated by the Company without Cause or by Mr. DeFeo for Good Reason (as such terms are defined in the DeFeo Agreement), Mr. DeFeo is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, an amount of cash equal to all compensation that is required to be paid under the term of the DeFeo Agreement, provided that such amount shall not exceed the sum of (i) two times his base salary, (ii) two times the average of his annual bonuses for the two calendar years preceding termination, (iii) compensation covering a prorated portion of the fiscal year during which such termination occurs. Mr. DeFeo would also be entitled to continuing insurance coverage for up to two years from termination, immediate vesting of non-performance based unvested stock options and stock grants with a period of one year following termination to exercise his options, and continuation of all other benefits in effect at the time of termination for up to two years from termination. The cash portion of this payment is to be paid in a lump sum. In addition, if Mr. DeFeo’s employment is terminated by the Company without Cause or by Mr. DeFeo for Good Reason within 24 months following a Change in Control, Mr. DeFeo is also entitled to the immediate vesting of any unvested performance stock options, stock grants, long-term incentive compensation awards and other similar awards, with a period of one year following termination to exercise any such options.

The DeFeo Agreement requires Mr. DeFeo to keep certain information of the Company confidential during his employment and thereafter. The DeFeo Agreement also contains an agreement by Mr. DeFeo not to compete with the business of the Company during his term of employment with the Company and for a period of 18 months thereafter.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. DeFeo assuming that the triggering event took place on December 31, 2014 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2014 and Mr. DeFeo was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (CIC)	Death	Disability
Base Salary	-0-	-0-	$1,300,000	-0-	$1,300,000	-0-	-0-
Annual Incentive	-0-	-0-	$2,215,207	-0-	$2,215,207	$829,725	$829,725
Restricted Shares (time-based)	-0-	-0-	$3,254,683	-0-	$3,254,683	$3,254,683	$3,254,683
Restricted Shares (performance-based)	-0-	-0-	-0-	-0-	$15,813,118	$15,813,118	$15,813,118
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Cash Awards	-0-	-0-	-0-	-0-	$4,850,000	$4,850,000	$4,850,000
Disability Premiums	-0-	-0-	$20,000 (1)	-0-	$20,000 (1)	-0-	-0-
Life Insurance Premiums	-0-	-0-	$330,000 (1)	-0-	$330,000 (1)	-0-	-0-
Retirement Plan Payments	$17,600,000 (2)	$17,600,000 (2)	$17,600,000 (2)	$17,600,000 (2)	$17,600,000 (2)	$17,600,000 (2)	$17,600,000 (2)
Life Insurance Proceeds	-0-	-0-	-0-	-0-	-0-	$12,160,000	-0-
Disability Benefits	-0-	-0-	-0-	-0-	-0-	-0-	$350,000 (3)
______________________

(1) Reflects the estimated value of a benefit that Mr. DeFeo would be entitled to receive.

(2) Reflects the estimated value of Mr. DeFeo’s qualified and non-qualified retirement plans on December 31, 2014.

(3) Reflects the estimated value of all future payments that Mr. DeFeo would be entitled to receive under the Company’s disability program.

Pursuant to the Executive Agreements as of December 31, 2014, if an executive’s employment with the Company is terminated within six months of a Change in Control (as defined in the Executive Agreements) in anticipation of such Change in Control or within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability, or by the executive without Good Reason (each as defined in the Executive Agreements), the executive is to receive (i) two times his base salary (Mr. Lousberg would receive one times his base salary), (ii) two times his annual bonus for the last calendar year preceding termination (Mr. Lousberg would receive one times his annual bonus), and (iii) any accrued vacation pay. This payment is to be paid in a lump sum simultaneously with the executive’s termination or on a monthly basis. In addition, the executive also will receive (a) immediate vesting of unvested stock options, stock grants and cash performance awards, with a period of up to six months following termination to exercise such options, (b) continuing insurance coverage for 24 months from termination (Mr. Lousberg would receive coverage for 12 months), (c) continuation of all other benefits in effect at the time of termination for 24 months from termination (Mr. Lousberg would receive benefits for 12 months) and (d) outplacement services for a period of at least 12 months from termination.

In the event an executive’s employment with the Company is terminated by the Company without Cause or by the executive for Good Reason (other than in connection with a Change in Control), the Company is to pay the executive (i) two times his base salary (Mr. Lousberg would receive one times his base salary), (ii) two times his annual bonus for the last calendar year preceding termination (this is not applicable for Mr. Lousberg) and (iii) any accrued vacation pay. This amount is to be paid in 24 equal monthly payments (Mr. Lousberg would be paid in 12 equal monthly payments). In such event, the executive would also have the right to exercise any stock options, long-term incentive awards or similar awards for up to six months following termination, and would immediately vest in non-performance based options and stock awards granted under the Company’s incentive plans that would vest in the 24 months following the date of termination (Mr. Lousberg would immediately vest in the options and stock awards granted to him under the Company’s incentive plans that would vest in the 12 months following the date of termination). In addition, the Company would also provide continuing insurance coverage, continuation of all other benefits in effect at the time of termination for 24 months from termination (Mr. Lousberg would receive coverage and benefits for 12 months) and outplacement services for a period of at least 12 months from termination.

As part of the Executive Agreements, the executives agree to keep confidential certain Company information and not to disparage the Company. In addition, Messrs. Bradley, Ford and Filipov agree that, for a period of 18 months, and Mr. Lousberg agrees that, for a period of 12 months, following the date of termination (or 24 months for Messrs. Bradley, Ford and Filipov following such termination, if such termination is within 24 months following a Change in Control), the executive will not, without the prior written consent of the Company, directly or indirectly engage in or render any services to any Competitive Business (as such term is defined in the Executive Agreements) nor solicit, induce or entice any employee of the Company to leave the Company.

Each Executive Agreement has an initial term of one year and automatically renews for an additional term of one year commencing on each anniversary of the date of the agreement until and unless either party sends written notice of non-renewal to the other party at least six months prior to a renewal date; provided, however, that if a Change in Control shall occur during the initial or renewed term of this Agreement, then the Executive Agreement remains in effect until the third anniversary of the date of the Change in Control.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Bradley, assuming that the triggering event took place on December 31, 2014 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2014 and Mr. Bradley was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (CIC)	Death	Disability
Base Salary	-0-	-0-	$1,159,200	-0-	$1,159,200	-0-	-0-
Annual Incentive	-0-	-0-	$779,257	-0-	$779,257	-0-	-0-
Restricted Shares (time-based)	-0-	-0-	$622,626	-0-	$697,585	$697,585	$697,585
Restricted Shares (performance-based)	-0-	-0-	-0-	-0-	$2,925,170	$2,925,170	$2,925,170
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Cash Awards	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Disability Premiums	-0-	-0-	$10,000 (1)	-0-	$10,000 (1)	-0-	-0-
Life Insurance Premiums	-0-	-0-	$5,000 (1)	-0-	$5,000 (1)	-0-	-0-
Retirement Plan Payments	$300,000 (2)	$300,000 (2)	$1,400,000 (2)	$300,000 (2)	$1,400,000 (2)	$300,000 (2)	$300,000 (2)
Life Insurance Proceeds	-0-	-0-	-0-	-0-	-0-	$900,000	-0-
Disability Benefits	-0-	-0-	-0-	-0-	-0-	-0-	$1,800,000 (3)
______________________

(1) Reflects the estimated value of a benefit that Mr. Bradley would be entitled to receive.

(2) Reflects the estimated value of Mr. Bradley’s qualified and non-qualified retirement plans on December 31, 2014.

(3) Reflects the estimated value of all future payments that Mr. Bradley would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Filipov, assuming that the triggering event took place on December 31, 2014 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2014 and Mr. Filipov was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (CIC)	Death	Disability
Base Salary	-0-	-0-	$1,137,750	-0-	$1,137,750	-0-	-0-
Annual Incentive	-0-	-0-	$751,141	-0-	$751,141	-0-	-0-
Restricted Shares (time-based)	-0-	-0-	$987,703	-0-	$1,116,204	$1,116,204	$1,116,204
Restricted Shares (performance-based)	-0-	-0-	-0-	-0-	$1,937,939	$1,937,939	$1,937,939
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Cash Awards	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Disability Premiums	-0-	-0-	$10,000 (1)	-0-	$10,000 (1)	-0-	-0-
Life Insurance Premiums	-0-	-0-	$5,000 (1)	-0-	$5,000 (1)	-0-	-0-
Retirement Plan Payments	$3,300,000 (2)	$3,300,000 (2)	$3,300,000 (2)	$3,300,000 (2)	$3,300,000 (2)	$3,300,000 (2)	$3,300,000 (2)
Life Insurance Proceeds	-0-	-0-	-0-	-0-	-0-	$900,000	-0-
Disability Benefits	-0-	-0-	-0-	-0-	-0-	-0-	$2,350,000 (3)
______________________

(1) Reflects the estimated value of a benefit that Mr. Filipov would be entitled to receive.

(2) Reflects the estimated value of Mr. Filipov's qualified and non-qualified retirement plans on December 31, 2014.

(3) Reflects the estimated value of all future payments that Mr. Filipov would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Lousberg, assuming that the triggering event took place on December 31, 2014 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2014 and Mr. Lousberg was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (CIC)	Death	Disability
Base Salary	-0-	-0-	$368,390	-0-	$368,390	-0-	-0-
Annual Incentive	-0-	-0-	$145,361	-0-	$318,434	-0-	-0-
Restricted Shares (time-based)	-0-	-0-	$366,640	-0-	$616,176	$616,176	$616,176
Restricted Shares (performance-based)	-0-	-0-	-0-	-0-	$846,242	$846,242	$846,242
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Cash Awards	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Disability Premiums	-0-	-0-	$4,000 (1)	-0-	$4,000 (1)	-0-	-0-
Life Insurance Premiums	-0-	-0-	$2,000 (1)	-0-	$2,000 (1)	-0-	-0-
Retirement Plan Payments	$900,000 (2)	$900,000 (2)	$900,000 (2)	$900,000 (2)	$900,000 (2)	$900,000 (2)	$900,000 (2)
Life Insurance Proceeds	-0-	-0-	-0-	-0-	-0-	$737,000	-0-
Disability Benefits	-0-	-0-	-0-	-0-	-0-	-0-	$2,250,000 (3)
______________________

(1) Reflects the estimated value of a benefit that Mr. Lousberg would be entitled to receive.

(2) Reflects the estimated value of Mr. Lousberg's qualified and non-qualified retirement plans on December 31, 2014.

(3) Reflects the estimated value of all future payments that Mr. Lousberg would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Ford, assuming that the triggering event took place on December 31, 2014 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2014 and Mr. Ford was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (CIC)	Death	Disability
Base Salary	-0-	-0-	$1,189,000	-0-	$1,189,000	-0-	-0-
Annual Incentive	-0-	-0-	$748,381	-0-	$748,381	-0-	-0-
Restricted Shares (time-based)	-0-	-0-	$1,072,702	-0-	$1,211,916	$1,211,916	$1,211,916
Restricted Shares (performance-based)	-0-	-0-	-0-	-0-	$2,144,753	$2,144,753	$2,144,753
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Cash Awards	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Disability Premiums	-0-	-0-	$10,000 (1)	-0-	$10,000 (1)	-0-	-0-
Life Insurance Premiums	-0-	-0-	$5,000 (1)	-0-	$5,000 (1)	-0-	-0-
Retirement Plan Payments	$300,000 (2)	$300,000 (2)	$800,000 (2)	$300,000 (2)	$800,000 (2)	$300,000 (2)	$300,000 (2)
Life Insurance Proceeds	-0-	-0-	-0-	-0-	-0-	$914,000	-0-
Disability Benefits	-0-	-0-	-0-	-0-	-0-	-0-	$1,700,000 (3)
______________________

(1) Reflects the estimated value of a benefit that Mr. Ford would be entitled to receive.

(2) Reflects the estimated value of Mr. Ford's qualified and non-qualified retirement plans on December 31, 2014.

(3) Reflects the estimated value of all future payments that Mr. Ford would be entitled to receive under the Company’s disability program.

DIRECTOR COMPENSATION

The objectives of the Company’s compensation program for outside directors are to: (i) attract and retain independent, high caliber outside directors who are not affiliated with the Company and who provide a balanced experience and knowledge base within the Board; (ii) require a meaningful stock ownership in the Company to align the interests of the outside directors with those of the stockholders; and (iii) provide a total compensation opportunity that approximates the 50th percentile of the Benchmark Companies.

The compensation program for outside directors has three principal components: (i) an annual retainer for service as a Board member; (ii) an annual retainer for service on a committee or as Lead Director; and (iii) an initial stock award on becoming a director, each of which is described below. The program is designed to encourage outside directors to receive a significant portion of their annual retainer for Board service in the Company’s Common Stock, to enable directors to defer receipt of their fees and to satisfy the Company’s Common Stock ownership objective for outside directors. The program does not include the payment of additional fees per meeting, as each director is expected to prepare for and participate in all meetings during the year and provide a continuous year-round effort regardless of the formal meeting calendar.

Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board meetings, committee meetings and other activities in furtherance of their responsibilities as members of the Company’s Board.

Each outside director receives the equivalent of $200,000 for service as a Board member (or a prorated amount if a director’s service began other than on the day of the Annual Meeting). Each director may elect to receive their fee in (i) shares of Common Stock currently, which may be deferred into the stock fund of the Company’s Deferred Compensation Plan, (ii) cash currently, (iii) cash deferred into the bond fund of the Company’s Deferred Compensation Plan, or (iv) any two of the preceding alternatives in equal amounts. If a director elects to receive shares of Common Stock currently without deferral into the stock fund of the Company’s Deferred Compensation Plan, then 40% of this amount is paid in cash to offset the tax liability related to such election. For purposes of calculating the number of shares of Common Stock into which any fixed sum translates, Common Stock is valued at its per share closing price on the NYSE on the day immediately preceding the grant date. The Company’s director emeritus receives annually, on the day after the Annual Meeting, the equivalent of $100,000 for service as a director emeritus. The director emeritus is invited to attend and participate in all Board and Governance and Nominating Committee meetings, and must attend at least one Board and Governance and Nominating Committee meeting in person annually.

Each director is expected to accumulate (for a new director, over the first four years of Board service), the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($600,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. To this end, each new director receives an award of shares of Common Stock having a market value of $50,000 on the date of the award. Each new director must elect to defer receipt of this award into the stock fund of the Company’s Deferred Compensation Plan. Until such time as a director achieves the ownership objective or if a director shall at any time fall below the ownership objective, directors are expected to invest at least $100,000 per year (or such lesser amount necessary to achieve the ownership objective) in shares of Common Stock until the director has satisfied the ownership objective.

Each director who serves as Lead Director or on a committee of the Board receives an annual committee retainer, on the first business day after the Company’s Annual Meeting, as set forth in the table below:

Committee/Board Position*	Retainer
Lead Director*	$50,000
Audit Committee Chair	$35,000
Compensation Committee Chair	$35,000
Governance and Nominating Committee Chair	$20,000
Corporate Responsibility and Strategy Committee Chair	$20,000
Audit Committee Member	$7,500
Compensation Committee Member	$7,500
Governance and Nominating Committee Member	$5,000
Corporate Responsibility and Strategy Committee Member	$5,000
______________________

* A Committee Chair shall only receive a committee chair retainer and not a committee member retainer as a result of chairing a committee. In the event the Lead Director serves on any committees as either a committee chair or committee member, the Lead Director will not be eligible to receive any committee retainer other than the Lead Director retainer.

The retainers listed above are payable in cash, and may be deferred into the bond fund of the Company’s Deferred Compensation Plan. For a director whose service begins other than on the day of the Annual Meeting, any retainer is prorated. If the Company does not hold an Annual Meeting by the end of May in any year, then any retainer that is scheduled to be paid following the Annual Meeting shall be paid on the last business day of May.

A director who leaves the Board at any time during the year, for any reason, will retain any retainer payments already received for such year. The Compensation Committee has discretion to authorize the payment of additional fees to any director under extraordinary circumstances. It is the expectation of the Compensation Committee that it will review this Outside Director Compensation Policy and the outside director compensation programs of the Benchmark Companies every two to four years, although it may review them more frequently as circumstances warrant.

The compensation paid to the Company’s outside directors in 2014 is summarized in the following table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
G. Chris Andersen	$212,500	-0-	-0-	-0-	-0-	$1,000	$213,500
Paula H. J. Cholmondeley	$104,980	$120,020	-0-	-0-	-0-	-0-	$225,000
Donald DeFosset	$27,500	$200,000	-0-	-0-	-0-	-0-	$227,500
Thomas J. Hansen	$140,000	$100,000	-0-	-0-	-0-	-0-	$240,000
Raimund Klinkner	$12,500	$200,000	-0-	-0-	-0-	-0-	$212,500
David A. Sachs	$50,000	$200,000	-0-	-0-	-0-	-0-	$250,000
Oren G. Shaffer	$78,881 (5)	$200,000	-0-	-0-	-0-	-0-	$278,881
David C. Wang	$12,500	$200,000	-0-	-0-	-0-	$1,000	$213,500
Scott W. Wine	$15,000	$200,000	-0-	-0-	-0-	-0-	$215,000
______________________

(1)    See Note P – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.
(2)    The grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 is the following: Ms. Cholmondeley, $120,020 (portion of annual retainer paid on May 9, 2014); Mr. DeFosset, $200,000 (annual retainer paid on May 9 2014); Mr. Hansen, $100,000 (portion of annual retainer paid on May 9, 2014); Dr. Klinkner, $200,000 (annual retainer paid on May 9, 2014); Mr. Sachs, $200,000 (annual retainer paid on May 9, 2014); Mr. Shaffer, $200,000 (annual retainer paid on May 9, 2014); Mr. Wang, $200,000 (annual retainer paid on May 9, 2014); and Mr. Wine, $200,000 (annual retainer paid on May 9, 2014 ).
(3)    As of December 31, 2014, the following directors had vested outstanding options in these amounts: Mr. Andersen, 5,174; Mr. DeFosset, 2,587; and Mr. Sachs, 20,608.
(4)    The amounts listed in the All Other Compensation column are the amount of charitable contributions made by the Company on behalf of the director in accordance with the Company’s charitable gift matching program.
(5)    The amount listed includes $36,381 earned by Mr. Shaffer for his service as the Terex Board representative on the Terex MHPS GmbH Supervisory Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

OREN G. SHAFFER
G. CHRIS ANDERSEN
DAVID C. WANG
SCOTT W. WINE

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company intends that all transactions with affiliates are to be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board’s fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. Pursuant to the terms of the written Audit Committee Charter, one of the responsibilities of the Audit Committee is to review related party transactions. See “Audit Committee Meetings and Responsibilities.”

From time to time, the Company may have employees who are related to its executive officers or directors. The spouse of Mr. Ellis (President, Terex Construction) is an employee of the Company. The compensation and other terms of employment of each employee are determined on a basis consistent with the Company’s human resources policies. Mrs. Ellis received cash compensation for 2014 of approximately $267,000 and equity awards with a grant date fair value of approximately $110,000.

Equity Compensation Plan Information
The following table summarizes information about the Company’s equity compensation plans as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	149,959 (1)	$46.07	4,420,358
Equity compensation plans not approved by stockholders	-	-	-
Total	149,959 (1)	$46.07	4,420,358
______________________

(1)
This does not include 3,195,321 of restricted stock awards, which are also not included in the calculation of weighted average exercise price of outstanding options, warrants and rights in column (b) of this table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company’s outstanding equity securities, to file with the SEC initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 2013. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to Section 16(a) of the Exchange Act.

To the Company’s knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company’s officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2014.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2014 with the management of the Company and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP the independence of such independent registered public accounting firm. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2014 for filing with the SEC.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm.

AUDIT COMMITTEE

THOMAS J. HANSEN
DONALD DEFOSSET
RAIMUND KLINKNER
OREN G. SHAFFER
SCOTT W. WINE

PROPOSAL 2: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has audited the consolidated financial statements and the internal control over financial reporting of the Company for 2014. The Board, at the recommendation of the Audit Committee, desires to continue the service of this firm for 2015. Accordingly, the Board recommends to the stockholders ratification of the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. If the stockholders do not approve PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Board and the Audit Committee will reconsider this selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit Fees
During the last two fiscal years ended December 31, 2014 and December 31, 2013, PricewaterhouseCoopers LLP charged the Company $10,414,000 and $10,673,000, respectively, for professional services rendered by such firm for the audit of the Company’s annual financial statements and internal control over financial reporting and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year.

Audit-Related Fees
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to various audit and attest services, due diligence related to mergers, acquisitions, dispositions and investments, and consultations concerning financial accounting and reporting standards. There were no audit-related fees billed for the fiscal years ended December 31, 2014 and 2013.

Tax Fees
The aggregate fees billed for tax services provided by PricewaterhouseCoopers LLP in connection with tax compliance, tax consulting and tax planning services for the fiscal years ended December 31, 2014 and December 31, 2013 were $1,662,000 and $1,220,000, respectively.

All Other Fees
The aggregate fees billed for services not included in the above services for the fiscal years ended December 31, 2014 and December 31, 2013 were $10,000 and $57,000, respectively, and were primarily related to miscellaneous items.

All of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the general pre-approval provisions set forth in the Audit Committee’s pre-approval policies described in “Audit Committee Meetings and Responsibilities.”

The Board recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS
Pursuant to rules under Dodd-Frank, the Board is asking the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.
As described in detail within the Compensation Discussion and Analysis section above, the Company’s executive compensation programs are designed to attract, motivate, reward and retain the Named Executive Officers, who are critical to the success of the Company. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased stockholder value.
The Committee continually reviews the compensation programs for the Named Executive Officers to ensure they achieve the desired goals of aligning the executive compensation structure with the Company’s stockholders’ interests and current market practices. The Committee is comprised solely of independent directors committed to applying sound governance practices to compensation decisions. The Committee considers a variety of reports and analyses, such as market survey data, compensation tally sheets and compensation data of peer companies, when making decisions regarding target compensation opportunities and the delivery of awards to the Company’s executives, including the Named Executive Officers.
The design and operation of an executive compensation program for a large, complex, global enterprise such as Terex necessarily involves multiple objectives and constraints. The Committee believes that the Company’s executive compensation programs have been effective in enabling the recruitment and retention of senior business leaders with the requisite talent and skills to drive the Company’s financial and operational performance.
As further described within the Compensation Discussion and Analysis section above, the Company’s executive compensation programs are based on the following core principles: (i) achieve a balance between short-term and long-term compensation and be competitive with peers; (ii) align executive pay with Company and stockholder performance; (iii) foster an ownership culture through the use of equity awards in order to align the interests of executives and stockholders; and (iv) address the volatility and cyclicality of the Company’s business and industry
The Company’s results in 2014 and actions taken by the Committee since January 1, 2014 demonstrate the Committee’s commitment to these principles and illustrate how the executive compensation program responds to business challenges and the marketplace. Key highlights include the following:

✓
The Company’s total stockholder return for the three year period ending December 31, 2014 was approximately 108% (ranked at the 70th percentile in the Benchmark Companies (as defined below)), however the total compensation of Mr. DeFeo as reflected in the Summary Compensation Table decreased approximately 25% from 2011 to 2014.

✓	Even though the Company’s ROIC improved, the compensation paid or provided to Mr. DeFeo during the last three fiscal years has declined as the Company has not achieved its stated targets.

✓	Strong correlation between the Company’s total stockholder return and the total realized compensation of Mr. DeFeo during the last three fiscal years.

✓	The Company generated $329 million in free cash flow in 2014 versus $106 million in 2013, a 210% year-over-year increase.

✓	Earnings per share from continuing operations for the Company increased over 25% in 2014 versus 2013 (over 5% on an adjusted basis).

✓	The Company’s ROIC increased to 11.2% in 2014 versus 8.1% in 2013, a 38% year-over-year increase.

✓
While the Company’s performance in 2014, as described above, was an improvement over 2013 results, the 2014 overall operating results were below the Company’s expectations and as a result the bonus payouts to the Named Executive Officers for 2014 were approximately 50% of target and below those paid last year.

✓	The compensation granted in 2014 to the Named Executive Officers was predominantly performance-based and/or linked to the Company's equity performance.

✓	The strong performance orientation of the executive compensation program and the rigor of the performance goals set by the Committee has resulted in the forfeiture of previously granted equity awards:

✓
Approximately $1.0 million in stock awards granted in 2011, 2012 and 2013 were forfeited in 2014 by Mr. DeFeo and approximately $0.6 million in stock awards granted in 2011, 2012 and 2013 were forfeited in 2014 by the other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Committee.

✓
Approximately $0.7 million in stock awards granted in 2012, 2013 and 2014 were forfeited in 2015 by Mr. DeFeo and approximately $0.8 million in stock awards granted in 2012, 2013 and 2014 were forfeited in 2015 by the other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Committee.

✓	Since the beginning of 2011, Mr. DeFeo has forfeited a total of $9.5 million in stock awards as a result of the Company’s failure to achieve performance targets set by the Committee.

✓
The Committee Chairman conducted discussions with five of the Company’s largest stockholders (accounting for approximately 15-16% of the Company’s outstanding shares) in the first quarter of each of 2014 and 2015 to discuss the Company’s executive compensation program as part of its shareholder outreach program.

✓
Additionally, all of the Company’s stockholders were given the opportunity to participate in a virtual stockholder forum on compensation matters prior to last year’s annual meeting of stockholders and will be given that opportunity again this year before the Meeting to ask questions of the Committee’s chairperson and provide feedback on the Company’s executive compensation program.

The Board remains committed to sound corporate governance practices and shares the interest of stockholders in maintaining effective performance-based executive compensation programs at the Company. The Board believes that the Company’s executive compensation programs have a proven record of effectively aligning pay with performance and attracting and retaining highly talented executives. The Board strongly encourages you to review the Compensation Discussion and Analysis and compensation tables in this proxy statement for detailed information on the extensive processes and factors the Committee considered when establishing performance and pay targets and in making decisions regarding actual payouts under the Company’s short and long-term performance based incentive plans.
Accordingly, the Board recommends that stockholders vote FOR the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Board. Although non-binding, the Board and the Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation programs.
The Board recommends a vote FOR the approval of the advisory resolution on executive compensation.

OTHER MATTERS

The Board does not know of any other business to be brought before the Meeting. In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.

All proposals of stockholders intended to be included in the proxy statement to be presented at the 2016 Annual Meeting of Stockholders must be received at the Company’s offices at 200 Nyala Farm Road, Westport, Connecticut 06880, no later than December 2, 2015. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

To nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, the Bylaws of the Company generally provides that notice must be given to the Secretary of the Company no more than 120 days or less than 90 days prior to the first anniversary of the preceding year's annual meeting. The Company anticipates that in order for a stockholder to nominate a candidate for election as a director at the Company’s 2016 annual meeting or to propose business for consideration at such meeting, notice must be given between January 16, 2016 and February 15, 2016. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver a single copy of our Notice of Internet Availability of Proxy Materials or Annual Report to Stockholders and Proxy Statement to multiple stockholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests by calling (203) 222-7170 or writing Terex Corporation at 200 Nyala Farm Road, Westport, CT 06880.

STOCKHOLDERS ARE URGED TO VOTE THEIR PROXIES WITHOUT DELAY.
A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By order of the Board of Directors,
Eric I Cohen Secretary

April 1, 2015
Westport, Connecticut

TEREX CORPORATION

TEREX CORPORATION
200 NYALA FARM ROAD
WESTPORT, CT 06880

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time either (i) Tuesday, May 12, 2015 for shares in the 401(k) plan or (ii) Thursday, May 14, 2015 for all other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/terex2015**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time either (i) Tuesday, May 12, 2015 for shares in the 401(k) plan or (ii) Thursday, May 14, 2015 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M84557-P63466 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

TEREX CORPORATION

Vote on Directors

1. ELECTION OF DIRECTORS

NOMINEES:

	For	Against	Abstain
1a) Ronald M. DeFeo	☐	☐	☐
1b) G. Chris Andersen	☐	☐	☐
1c) Paula H.J. Cholmondeley	☐	☐	☐
1d) Don DeFosset	☐	☐	☐
1e) Thomas J. Hansen	☐	☐	☐
1f) Raimund Klinkner	☐	☐	☐
1g) David A. Sachs	☐	☐	☐
1h) Oren G. Shaffer	☐	☐	☐
1i) David C. Wang	☐	☐	☐
1j) Scott W. Wine	☐	☐	☐

Vote on Proposals

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND "FOR" PROPOSALS 2 AND 3.

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF

TEREX CORPORATION

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure that these shares are represented at the meeting by completing, signing and returning your proxy card on the reverse side.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and VSM Insert are available at www.proxyvote.com.

Please detach and mail in the envelope provided.

M84558-P63466

TEREX CORPORATION

2015 ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald M. DeFeo and Eric I Cohen, and either one of them, proxies with the power of substitution to act, by unanimous vote, or if only one votes or acts then by that one, to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M., local time on Friday, May 15, 2015, at the offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, and any adjournment or postponement thereof, as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTORS' NOMINEES AND FOR PROPOSALS 2 AND 3.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 15, 2015.

TEREX CORPORATION

TEREX CORPORATION
200 NYALA FARM ROAD
WESTPORT, CT 06880

M84566-P63466

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 20, 2015
Date: May 15, 2015 **Time:** 10:00 A.M.
Location: Terex Corporation
200 Nyala Farm Road
Westport, Connecticut 06880

Meeting live via the Internet-please visit
www.virtualshareholdermeeting.com/terex2015

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT   VSM INSERT

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 3, 2015 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: In order to vote these shares in person, you will need to request a ballot at the stockholder meeting.

Vote By Internet:

Before The Meeting: Go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

During The Meeting: Go to *www.virtualshareholdermeeting.com/terex2015.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M84567-P63466

Voting Items

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND "FOR" PROPOSALS 2 AND 3.

1. ELECTION OF DIRECTORS

NOMINEES:

1a) Ronald M. DeFeo

1b) G. Chris Andersen

1c) Paula H.J. Cholmondeley

1d) Don DeFosset

1e) Thomas J. Hansen

1f) Raimund Klinkner

1g) David A. Sachs

1h) Oren G. Shaffer

1i) David C. Wang

1j) Scott W. Wine

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